Exhibit 99.2

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

December 31, 2011

Page

Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets As of December 31, 2011 and 2010	F-3 – F-4

Consolidated Statements of Operations For the years ended December 31, 2011, 2010 and 2009	F-5

Consolidated Statements of Stockholders’ Equity and Comprehensive (Loss) Income for the years ended December 31, 2011, 2010 and 2009	F-6

Consolidated Statements of Cash Flows For the years ended December 31, 2011, 2010 and 2009	F-7 – F-8

Notes to Consolidated Financial Statements	F-9 – F-50

Supplementary Data (Unaudited) - Quarterly Financial Data	1 – 3

Schedule II — Valuation and Qualifying Accounts	4

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Sun Healthcare Group, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income and cash flows present fairly, in all material respects, the financial position of Sun Healthcare Group, Inc. and its subsidiaries at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

February 29, 2012

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31, 2011	December 31, 2010

Current assets:
Cash and cash equivalents	$57,908	$81,163
Restricted cash	15,706	15,329

Accounts receivable, net of allowance for doubtful accounts of $67,640 and $64,883 at December 31, 2011 and 2010, respectively	202,229	214,518
Prepaid expenses and other assets	29,075	20,381
Deferred tax assets	63,170	69,800

Total current assets	368,088	401,191

Property and equipment, net of accumulated depreciation and amortization of $127,798 and $102,897 at December 31, 2011 and 2010, respectively	148,298	139,860

Intangible assets, net of accumulated amortization of $13,226 and $12,506 at December 31, 2011 and 2010, respectively	35,294	39,815
Goodwill	34,496	350,199
Restricted cash, non-current	353	350
Deferred tax assets	123,974	126,540
Other assets	45,163	23,803
Total assets	$755,666	$1,081,758

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	December 31, 2011	December 31, 2010
Current liabilities:
Accounts payable	$55,888	$49,993
Accrued compensation and benefits	61,101	61,518
Accrued self-insurance obligations, current portion	57,810	52,093
Other accrued liabilities	43,139	53,945
Current portion of long-term debt and capital lease obligations	1,017	11,050

Total current liabilities	218,955	228,599

Accrued self-insurance obligations, net of current portion	157,267	133,405
Long-term debt and capital lease obligations, net of current portion	88,768	144,930
Unfavorable lease obligations, net of accumulated amortization of $20,753 and $19,298 at December 31, 2011 and 2010, respectively	7,110	9,815
Other long-term liabilities	58,110	52,566

Total liabilities	530,210	569,315

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock of $.01 par value, authorized 3,333 shares, zero shares issued and outstanding as of December 31, 2011 and December 31, 2010	—	—
Common stock of $.01 par value, authorized 41,667 shares, 25,146 and 24,974 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	251	250
Additional paid-in capital	726,861	720,854
Accumulated deficit	(500,427)	(208,661)
Accumulated other comprehensive loss, net	(1,229)	—
Total stockholders’ equity	225,456	512,443
Total liabilities and stockholders’ equity	$755,666	$1,081,758

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Years Ended December 31,
	2011	2010	2009
Total net revenues	$1,930,340	$1,896,505	$1,868,924
Costs and expenses:
Operating salaries and benefits	1,086,109	1,071,786	1,049,850
Self-insurance for workers’ compensation and general and professional liability insurance	61,027	70,468	63,473
Operating administrative expenses	51,971	51,943	50,924
Other operating costs	400,256	386,972	381,287
Center rent expense	148,308	84,390	72,446
General and administrative expenses	62,331	60,842	62,068
Depreciation and amortization	32,086	47,631	45,092
Provision for losses on accounts receivable	25,277	20,391	20,857
Interest, net of interest income of $324, $314, and $381, respectively	19,451	42,717	48,979
Loss on extinguishment of debt	—	29,221	—
Transaction costs	—	29,113	—
Loss on sale of assets, net	810	847	41
Restructuring costs	2,728	—	1,304
Loss on asset impairment	317,091	—	—
Total costs and expenses	2,207,445	1,896,321	1,796,321

(Loss) income before income taxes and discontinued operations	(277,105)	184	72,603
Income tax expense	12,457	2,964	29,616
(Loss) income from continuing operations	(289,562)	(2,780)	42,987

Discontinued operations:
Loss from discontinued operations, net of related taxes	(1,523)	(1,870)	(3,983)
Loss on disposal of discontinued operations, net of related taxes	(681)	—	(333)
Loss from discontinued operations	(2,204)	(1,870)	(4,316)

Net (loss) income	$(291,766)	$(4,650)	$38,671

Basic earnings per common and common equivalent share:
(Loss) income from continuing operations	$(11.10)	$(0.14)	$2.94
Loss from discontinued operations, net	(0.09)	(0.10)	(0.29)
Net (loss) income	$(11.19)	$(0.24)	$2.65

Diluted earnings per common and common equivalent share:
(Loss) income from continuing operations	$(11.10)	$(0.14)	$2.92
Loss from discontinued operations, net	(0.09)	(0.10)	(0.29)
Net (loss) income	$(11.19)	$(0.24)	$2.63

Weighted average number of common and common equivalent shares outstanding:
Basic	26,083	19,280	14,614
Diluted	26,083	19,280	14,714

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE (LOSS) INCOME

(in thousands)

	For the Years Ended December 31,
	2011		2010		2009
	Shares	Amount	Shares	Amount	Shares	Amount
Common stock:
Issued and outstanding at beginning of period	24,974	$250	43,764	$438	43,545	$435
Issuance of common stock	172	1	306	3	219	3
Issuance of common stock in the equity offering	—	—	30,763	307	—	—
Exchange of shares in the Separation (Note 1)	—	—	(49,859)	(498)	—	—
Common stock issued and outstanding at end of period	25,146	251	24,974	250	43,764	438

Additional paid-in capital:
Balance at beginning of period		720,854		655,666		650,542
Issuance of common stock in excess of par value		—		494		101
Stock-based compensation expense		8,360		6,300		5,810
Issuance of common stock in excess of par value from the equity offering, net		—		224,685		—
Exchange of shares in the Separation (Note 1)		—		498		—
Dividend to stockholders (Note 1)		—		(9,996)		—
Distribution to Sabra (Note 1)		(1,151)		(155,749)		—
Other		(1,202)		(1,044)		(787)
Additional paid-in capital at end of period		726,861		720,854		655,666

Accumulated deficit:
Balance at beginning of period		(208,661)		(204,011)		(242,682)
Net (loss) income		(291,766)		(4,650)		38,671
Accumulated deficit at end of period		(500,427)		(208,661)		(204,011)

Accumulated other comprehensive loss:
Balance at beginning of period		—		(3,029)		(4,586)
Other comprehensive (loss) income from cash flow hedge, net of related tax (benefit) expense of $(820), $2,105 and $1,038		(1,229)		3,029		1,557
Accumulated other comprehensive loss at end of period		(1,229)		—		(3,029)

Total stockholders’ equity		$225,456		$512,443		$449,064

Comprehensive (loss) income:

Net (loss) income		$(291,766)		$(4,650)		$38,671
Other comprehensive (loss) income from cash flow hedge, net of related tax (benefit) expense of $(820), $2,019, and $1,038, respectively		(1,229)		3,029		1,557
Comprehensive (loss) income		$(292,995)		$(1,621)		$40,228

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net (loss) income	$(291,766)	$(4,650)	$38,671
Adjustments to reconcile net (loss) income to net cash provided by operating activities, including discontinued operations:
Loss on extinguishment of debt	—	14,126	—
Depreciation and amortization	32,331	48,023	45,465
Amortization of favorable and unfavorable lease intangibles	(2,023)	(1,945)	(1,824)
Provision for losses on accounts receivable	25,796	21,175	21,196
Loss on sale of assets, including discontinued operations, net	1,926	847	605
Loss on asset impairment	317,091	—	—
Stock-based compensation expense	8,360	6,300	5,810
Deferred taxes	8,154	(1,590)	27,003
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,561)	(18,945)	(33,547)
Restricted cash	(1,201)	3,176	10,628
Prepaid expenses and other assets	(178)	5,671	2,940
Accounts payable	5,567	(1,842)	(8,390)
Accrued compensation and benefits	(552)	2,519	(2,989)
Accrued self-insurance obligations	3,377	17,890	7,759
Other accrued liabilities	(5,760)	(9,919)	(3,196)
Other long-term liabilities	(2,517)	(928)	(1,223)
Net cash provided by operating activities	83,044	79,908	108,908

Cash flows from investing activities:
Capital expenditures	(44,146)	(53,528)	(54,312)
Purchase of leased real estate	—	—	(3,275)
Proceeds from sale of assets held for sale	1,809	—	2,174
Acquisitions, net of cash acquired	(1,356)	(13,894)	(14,936)
Net cash used for investing activities	(43,693)	(67,422)	(70,349)

Cash flows from financing activities:
Borrowings of long-term debt	—	435,500	20,822
Principal repayments of long-term debt and capital lease obligations	(61,201)	(590,939)	(46,292)
Payment to non-controlling interest	—	(2,025)	(311)
Distribution to non-controlling interest	—	(105)	(549)
Distribution to Sabra Health Care REIT, Inc.	—	(66,862)	—
Dividend to stockholders	—	(9,996)	—
Proceeds from issuance of common stock	—	225,393	101
Deferred financing costs	(1,405)	(26,772)	—
Net cash used for by financing activities	(62,606)	(35,806)	(26,229)

Net (decrease) increase in cash and cash equivalents	(23,255)	(23,320)	12,330
Cash and cash equivalents at beginning of period	81,163	104,483	92,153
Cash and cash equivalents at end of period	$57,908	$81,163	$104,483
Supplemental disclosure of cash flow information:
Interest payments	$18,529	$47,160	$48,781
Capitalized interest	$454	$614	$523
Income taxes paid, net	$1,462	$103	$3,484

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

Supplemental Disclosures of Non-Cash Investing and Financing Activities

For the year ended December 31, 2011, additional paid-in capital decreased due to the adjustment of certain non-cash liabilities distributed to Sabra in the amount of $1.2 million (see Note 1 — “Nature of Business”).

For the year ended December 31, 2010, additional paid-in capital decreased due to the distribution of net non-cash assets to Sabra in the amount of $88.9 million (see Note 1 — “Nature of Business”).

For the year ended December 31, 2009, capital lease obligations of $79 were incurred in 2009 when we entered into new equipment and vehicle leases.

See accompanying notes

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

(1)  Nature of Businessc

References throughout this document to the Company include Sun Healthcare Group, Inc. and our consolidated subsidiaries. In accordance with the Securities and Exchange Commission’s “Plain English” guidelines, this Annual Report has been written in the first person. In this document, the words “we,” “our,” “ours” and “us” refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

Our subsidiaries provide long-term, subacute and related specialty healthcare in the United States.  We operate through three principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, and (iii) medical staffing services.  Inpatient services represent the most significant portion of our business.  We operated 199 healthcare facilities in 25 states as of December 31, 2011.

2011 Restructuring

On July 29, 2011, the Centers for Medicare and Medicaid Services (“CMS”) released its final rule for skilled nursing facilities for the 2012 federal fiscal year, which commenced on October 1, 2011 (the “CMS Final Rule”).  As a result of the expected negative impact of the CMS Final Rule on our business, we implemented a broad-based mitigation initiative, which includes infrastructure cost reductions without affecting the quality of our patient care. These reductions in infrastructure costs were, and continue to be, necessary to mitigate the impact on our business and remain in compliance with financial covenants under the Credit Agreement. During our third quarter ended September 30, 2011, in connection with our mitigation initiative, we incurred $2.4 million of restructuring costs, which consisted primarily of severance benefits resulting from reductions of staff.

Equity Offering

In August 2010, we completed a public offering of 30,762,500 shares of our common stock. The shares were issued at a public offering price of $7.75 per share, resulting in proceeds of $224.8 million, net of the underwriter’s discount and other professional fees. The net proceeds and other cash on hand were used to repay $225.0 million of our term loans (see Note 3 — “Long-Term Debt, Capital Lease Obligations and Hedging Arrangements”).

2010 Restructuring

On November 15, 2010, our former parent, Sun Healthcare Group, Inc. (“Old Sun”), completed a restructuring by separating its real estate assets and operating assets into two separate publicly traded companies.  The restructuring consisted of certain key transactions to effect the reorganization, such that (i) substantially all of Old Sun’s owned real property and related mortgage indebtedness owed to third parties were transferred to or assumed by Sabra Health Care REIT, Inc (“Sabra”), a Maryland corporation and a wholly owned subsidiary of Old Sun, or one or more subsidiaries of Sabra, and (ii) all of Old Sun’s operations and other assets and liabilities were transferred to or assumed by SHG Services, Inc., a Delaware

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

corporation and a wholly owned subsidiary of Old Sun (“New Sun”), or one or more subsidiaries of New Sun.

On November 15, 2010, Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of New Sun common stock (the “Separation”), together with a pro rata cash distribution to Old Sun’s stockholders aggregating approximately $10 million.  Old Sun then merged with and into Sabra, with Sabra surviving the merger and Old Sun’s stockholders receiving shares of Sabra common stock in exchange for their shares of Old Sun’s common stock (the “REIT Conversion Merger”).  Immediately following the Separation and REIT Conversion Merger, New Sun changed its name to Sun Healthcare Group, Inc.  Pursuant to master lease agreements that were entered into between subsidiaries of Sabra and of New Sun in connection with the Separation, subsidiaries of Sabra lease to subsidiaries of New Sun the properties that Sabra’s subsidiaries own following the REIT Conversion Merger.

The Separation was accounted for as a reverse spinoff where New Sun was designated as the “accounting” spinnor and Sabra was designated as the “accounting” spinnee.  Accordingly, the assets and liabilities distributed were recorded based on their historical carrying values.

The historical carrying values of assets and liabilities distributed to Sabra in the Separation are as follows (in thousands):

Cash	$66,862
Restricted cash	5,527
Property and equipment, net of accumulated depreciation and amortization of $91,878	484,801
Intangible and other assets, net	16,116
Long-term debt and mortgage notes payable	(386,678)
Accrued interest on mortgage notes payable	(1,425)
Other accrued liabilities	(2,326)
Deferred tax liabilities	(20,670)
Due to Sun Healthcare Group, Inc.	(5,307)
Net distribution	$156,900

For accounting purposes, the historical consolidated financial statements of Old Sun became the historical consolidated financial statements of New Sun after the distribution on November 15, 2010.

Exchange of Shares in the Separation

In connection with the Separation on November 15, 2010, stockholders of Old Sun received one share of New Sun in exchange for every three shares of Old Sun.  All prior period share amounts have been adjusted to give retroactive effect to the exchange of shares in the Separation.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Transaction Costs

Our results of operations for 2010 include $29.1 million of transaction costs related to the Separation and REIT Conversion Merger, which consist primarily of fees for professional services such as investment banker, legal and accounting fees.

As we continue to focus on reducing costs and maximizing occupancy, we have evaluated and will continue to evaluate certain restructuring activities in our operations and administrative functions.  During the year ended December 31, 2009, we incurred $1.3 million of restructuring costs, of which $1.0 million was paid during 2009 and the remainder paid in 2010.  The costs consisted primarily of severance benefits resulting from reductions of administrative staff and costs related to closure of a center in Massachusetts.

(2)  Summary of Significant Accounting Policies

(a)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of net revenues, allowances for doubtful accounts, self-insurance obligations, goodwill and other intangible assets (including impairments), and allowances for deferred tax assets.  Actual results could differ from those estimates.

(b)  Principles of Consolidation

Our consolidated financial statements include the accounts of our subsidiaries in which we own more than 50% of the voting interest. Investments of companies in which we own between 20% and 50% of the voting interests and have significant influence were accounted for using the equity method, which records as income an ownership percentage of the reported income of the subsidiary.  Investments in companies in which we own less than 20% of the voting interests and do not have significant influence are carried at lower of cost or fair value. All significant intersegment accounts and transactions have been eliminated in consolidation.

(c)  Cash and Cash Equivalents

We consider all highly liquid, unrestricted investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents are stated at fair value.

(d)  Restricted Cash

Certain of our cash balances are restricted for specific purposes such as funding of self-insurance reserves, mortgage escrow requirements and capital expenditures on HUD-insured buildings (see Note 8 —

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

“Commitments and Contingencies”).  These balances are presented separately from cash and cash equivalents on our consolidated balance sheets and are classified as a current asset when expected to be utilized within the next year.  Restricted cash balances are stated at cost, which approximates fair value.

(e)  Net Revenues

Net revenues consist of long-term and subacute care revenues, rehabilitation therapy services revenues, temporary medical staffing services revenues and other ancillary services revenues. Net revenues are recognized as services are provided and billed. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in the current period results of operations. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation.

Revenues from Medicaid accounted for 39.3%, 40.3%, and 39.9% of our net revenue for the years ended December 31, 2011, 2010 and 2009, respectively.  Revenues from Medicare comprised 31.7%, 29.8%, and 29.5% of our net revenues for the years ended December 31, 2011, 2010 and 2009, respectively.

(f)  Accounts Receivable

Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in healthcare centers that we operate are the Medicare program and the various state Medicaid programs. Our rehabilitation therapy service operations provide services to patients in unaffiliated healthcare centers. The billings for those services are submitted to the unaffiliated centers. Many of the unaffiliated healthcare centers receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

Estimated provisions for losses on accounts receivable are recorded each period as an expense in the income statement.  In evaluating the collectability of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry and economic conditions.  Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of change.  In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve.

The allowance for doubtful accounts related to centers that we have divested was based on management’s expectation of collectability at the time of divestiture and is recorded with the gain or loss on disposal of discontinued operations.  As collections are realized or if new information becomes available, the allowance

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

is adjusted as appropriate.  As of December 31, 2011 and 2010, accounts receivable for divested operations were significantly reserved.

(g)  Property and Equipment

Property and equipment are stated at historical cost. Property and equipment held under capital lease are stated at the net present value of future minimum lease payments and their amortization is included in depreciation expense.  Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements — five to forty years; leasehold improvements — the shorter of the estimated useful lives of the assets or the life of the lease; and equipment — three to twenty years.  We subject our long-lived assets to an impairment test if an indicator of potential impairment is present. (See Note 6 — “Goodwill, Intangible Assets and Long-Lived Assets.”)

(h)  Intangible Assets

Consistent with GAAP, we do not amortize goodwill and intangible assets with indefinite lives. Consequently, we subject them at a minimum to annual impairment tests. Intangible assets with definite lives are amortized over their estimated useful lives. (See Note 6 — “Goodwill, Intangible Assets and Long-Lived Assets.”)

(i) Insurance

We self-insure for certain insurable risks, including general and professional liabilities, workers’ compensation liabilities and employee health insurance liabilities, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related loss and then updated through the coverage period. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may differ materially than the estimated reserves.  (See Note 8 — “Commitments and Contingencies.”)

(j)  Stock-Based Compensation

We follow the fair value recognition provisions of GAAP, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values.  (See Note 11 — “Capital Stock.”)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

(k)  Income Taxes

Pursuant to GAAP, an asset or liability is recognized for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled.  Deferred tax assets are also recognized for the future tax benefits from net operating loss and tax credit carryforwards.  A valuation allowance is to be provided for the net deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

In evaluating the need to record or continue to reflect a valuation allowance, all items of positive evidence (e.g., future sources of taxable income and tax planning strategies) and negative evidence (e.g., history of taxable losses) are considered.  In determining future sources of taxable income, we use management-approved budgets and projections of future operating results for an appropriate number of future periods, taking into consideration our history of operating results, taxable income and losses, etc.  This future taxable income is then used, along with all other items of positive and negative evidence, to determine the amount of valuation allowance that is needed, and whether any amount of such allowance should be reversed.

We are subject to income taxes in the U.S. and numerous state and local jurisdictions.  Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes.  GAAP guidance for accounting for uncertainty in income tax positions contains a two-step approach to recognizing and measuring uncertain tax positions.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.  We reserve for our uncertain tax positions, and we adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate.  (See Note 9 — “Income Taxes.”)

(l)  Net (Loss) Income Per Share

Basic net (loss) income per share is based upon the weighted average number of common shares outstanding during the period.  The weighted average number of common shares for the years ended December 31, 2011, 2010 and 2009 includes all the common shares that are presently outstanding and the common shares issued as common stock awards and exclude non-vested restricted stock.  (See Note 11 — “Capital Stock.”)

The diluted calculation of income per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock, using the treasury stock method (see Note 11 — “Capital Stock”). However, in periods of losses from continuing operations, diluted net income per common share is based upon the weighted average number of basic shares outstanding.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

(m)  Discontinued Operations and Assets Held for Sale

GAAP requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.  GAAP also requires the reporting of discontinued operations which includes all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale.  (See Note 7 — “Discontinued Operations and Assets and Liabilities Held for Sale.”)

(n)  Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the 2011 financial statement presentation.  Specifically, we have reclassified the results of operations of material divestitures subsequent to December 31, 2010 (see Note 7 — “Discontinued Operations and Assets and Liabilities Held for Sale”) for all periods presented to discontinued operations within the income statement, in accordance with GAAP.

(o)  Interest Rate Hedge Agreements

We manage interest expense using a mix of fixed and variable rate debt, and, to help manage borrowing costs, we may enter into interest rate swap agreements. Under these arrangements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.   We also may enter into interest rate cap agreements that effectively limit the maximum interest rate that we pay on an agreed to notional principal amount.  We use interest rate hedges to manage interest rate risk related to borrowings.  Our intent is to only enter into such arrangements that qualify for hedge accounting treatment in accordance with GAAP.  Accordingly, we designate all such arrangements as cash-flow hedges and perform initial and quarterly effectiveness testing using the hypothetical derivative method.  To the extent that such arrangements are effective hedges, changes in fair value are recognized through other comprehensive income.  Ineffectiveness, if any, would be recognized in earnings.  (See Note 3 — “Long-Term Debt, Capital Lease Obligations and Hedging Arrangements.”)

(p)  Recent Accounting Pronouncements

The Emerging Issues Task Force of the FASB issued an Accounting Standards Update (“ASU”) in August 2010 regarding the balance sheet presentation of medical malpractice claims and similar contingent liabilities and related insurance recoveries.  The updated guidance requires the insurance recovery receivable to be presented as a gross asset instead of netting it against the related liability.  The updated presentation was effective for us on January 1, 2011, is reflected in the accompanying consolidated balance sheet and has resulted in the reclassification of anticipated insurance recoverables to assets as of January 1, 2011 of $2.1 million and $28.1 million for general and professional liabilities and workers’ compensation liabilities, respectively.  There was no impact on our accumulated deficit due to adoption of this new standard.  See the Insurance portion of Note 8 — “Commitments and Contingencies” for additional information.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU No. 2011-05”), which revises the manner in which companies present comprehensive income in their financial statements. The new guidance removes the current option to report other comprehensive income and its components in the statement of changes in equity and instead requires presenting in one continuous statement of comprehensive income or two separate but consecutive statements. The adoption of ASU 2011-05 becomes effective for our interim and annual periods beginning January 1, 2012.  We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements as it only requires a change in the format of presentation.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU No. 2011-08”), giving companies the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, then companies are required to perform the two-step goodwill impairment test.  ASU 2011-08 will be effective for our fiscal year beginning January 1, 2012.  We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements as it only provides an additional option to our testing methodology but should not otherwise modify its outcome.

(3)  Long-Term Debt, Capital Lease Obligations and Hedging Arrangements

Prior to the completion of financings related to the Separation, Old Sun had issued, and there remained outstanding, $200.0 million aggregate principal amount of 9-1/8% Senior Subordinated Notes due 2015 (the “Notes”), and a senior secured credit facility with a syndicate of financial institutions (the “Old Sun Credit Agreement”).  The Old Sun Credit Agreement, following an amendment entered into in June 2010, provided for $365.0 million of term loans, a $45.0 million letter of credit facility and a $50.0 million revolving credit facility. Interest on the outstanding unpaid principal amount of loans under the Old Sun Credit Agreement equaled an applicable percentage plus, at Old Sun’s option, either (a) an alternative base rate determined by reference to the higher of (i) the prime rate announced by Credit Suisse and (ii) the federal funds rate plus 0.5%, or (b) the London Interbank Offered Rate (“LIBOR”), adjusted for statutory reserves.  The applicable percentage for term loans and revolving loans at September 30, 2010 was 2.0% for alternative base rate loans and 3.0% for LIBOR loans.

In October 2010, in connection with the Separation, subsidiaries of Sabra issued $225 million principal amount of senior notes due 2018, the proceeds of which were used, together with cash from Old Sun, to redeem the Notes in December 2010, including accrued interest and a redemption premium.

In October 2010, in connection with the Separation, we entered into a $285.0 million senior secured credit facility (the “Credit Agreement”) with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent.  The Credit Agreement provides for $150.0 million in term loans, a $60.0 million revolving credit facility ($30.0 million of which may be utilized for letters of credit) and a $75.0 million letter of credit facility funded by proceeds of additional term loans.  The revolving credit facility was undrawn on December 31, 2011. In addition to funding the letter of credit facility, the proceeds of the term loans were used to repay outstanding term loans under the Old Sun Credit Agreement, which was concurrently terminated, to

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

pay related fees and expenses and to provide funds for general corporate purposes.  The letter of credit facility replaced the letter of credit facility under the Old Sun Credit Agreement.  The final maturity date of the term loans and the letter of credit facility is October 18, 2016 and the revolving credit facility terminates on October 18, 2015.

In December 2011, we voluntarily paid down $50 million of term loans in conjunction with amending the Credit Agreement.  The amendment increased our interest rate by 1.25% in return for greater flexibility with respect to our financial covenants.

Availability of amounts under the revolving credit facility is subject to compliance with financial covenants, including an interest coverage test and a leverage covenant. As of December 31, 2011, we were in compliance with the covenants contained in the Credit Agreement governing the revolving credit facility. The Credit Agreement also contains customary events of default, such as a failure by us to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control (as defined in the Credit Agreement). The Credit Agreement also contains customary covenants restricting certain actions, including incurrence of indebtedness, liens, payment of dividends, repurchase of stock, acquisitions and dispositions, mergers and investments.  Our obligations under the Credit Agreement are guaranteed by most of our subsidiaries and are collateralized by our assets and the assets of most of our subsidiaries.

Prior to the December 2011 amendments, amounts borrowed under the term loan facility were due in quarterly installments of $2.5 million, with the remaining principal amount due on the maturity date of the term loans. However, our December 2011 voluntary repayment effectively satisfies any required quarterly principal payments until the facility’s maturity in 2016. Accrued interest is payable at the end of an interest period, but no less frequently than every three months.  Upon amendment, borrowings under the Credit Agreement bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at our option, either (a) the greater of 1.75% or LIBOR, adjusted for statutory reserves or (b) an alternative base rate determined by reference to the highest of (i) the prime rate announced by Credit Suisse, (ii) the federal funds rate plus 0.5%, and (iii) the greater of 1.75% or one-month LIBOR adjusted for statutory reserves plus 1%.  As of December 31, 2011, the applicable percentage for term loans and revolving loans was 6.00% for alternative base rate loans and 7.00% for LIBOR loans.  Each year, commencing in 2012, within 90 days of the prior fiscal year end, we are required to prepay a portion of the term loans in an amount based on the prior year’s excess cash flows, if any, as defined in the Credit Agreement. In addition to paying interest on outstanding loans under the Credit Agreement, we are required to pay a facility fee of 0.50% per annum to the lenders under the revolving credit facility in respect of the unused revolving commitments.

In August 2010, we refinanced mortgage indebtedness collateralized by four of our health-care centers.  The new mortgage indebtedness of $20.5 million bears interest at LIBOR plus 4.5% (with a LIBOR floor of 1.0%).  In October 2010, we refinanced mortgage indebtedness collateralized by nine of our health care centers.  The new mortgage indebtedness of $30.0 million bears interest at LIBOR plus 4.5% (with a LIBOR floor of 1.0%), and was collateralized by seven of our health-care centers.  Both mortgage loans were assumed by Sabra in the Separation.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Our long-term debt and capital lease obligations consisted of the following as of December 31 (in thousands):

	2011	2010
Revolving loans	$—	$—
Mortgage notes payable due at various dates through 2014, interest at a rate of 8.5%, collateralized by property with a carrying value of $1.8 million	2,076	7,979
Term loans	87,389	147,492
Capital leases	320	509
Total long-term obligations	89,785	155,980
Less amounts due within one year	(1,017)	(11,050)
Long-term obligations, net of current portion	$88,768	$144,930

The scheduled or expected maturities of long-term obligations as of December 31, 2011 were as follows (in thousands):

2012	$1,017
2013	923
2014	456
2015	—
2016	87,389
$89,785

We manage interest expense using a mix of fixed and variable rate debt, and, to help manage borrowing costs, we may enter into interest rate swap agreements. Under these arrangements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.   We also may enter into interest rate cap agreements that effectively limit the maximum interest rate that we pay on an agreed to notional principal amount.  We use interest rate hedges to manage interest rate risk related to borrowings.  Our intent is to only enter into such arrangements that qualify for hedge accounting treatment in accordance with GAAP.  Accordingly, we designate all such arrangements as cash-flow hedges and perform initial and quarterly effectiveness testing using the hypothetical derivative method.  To the extent that such arrangements are effective hedges, changes in fair value are recognized through other comprehensive (loss) income.  Ineffectiveness, if any, would be recognized in earnings.

The Credit Agreement requires that at least 50% of our term loans be subject to at least a three-year hedging agreement. To satisfy this requirement, we executed two hedging instruments on January 18, 2011; a two-year interest rate cap and a two-year “forward starting” interest rate swap.  The two-year interest rate cap limits our exposure to increases in interest rates for $82.5 million of debt through December 31, 2012.  This cap is effective when LIBOR rises above 1.75%, effectively fixing the interest rate on $82.5 million of our term loans at 7.5% for two years.  The fee for this interest rate cap arrangement was $0.3 million, which will be amortized to interest expense over the life of the arrangement.  The two-year “forward starting” interest

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

rate swap effectively converts the interest rate on $82.5 million of our term loans to a fixed rate from January 1, 2013 through December 31, 2014.  LIBOR is fixed at 3.185%, making the all-in rate effectively a fixed 8.935% for this portion of the term loans.  There was no fee for this swap agreement.  Both arrangements qualify for hedge accounting treatment.

The fair values of our interest rate hedge agreements as presented in the consolidated balance sheets at December 31 are as follows (in thousands):

	Liability Derivatives
	2011		2010
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate hedge agreements	Other Long-Term Liabilities	$2,049	N/A	$	N/A

The effect of the interest rate hedge agreements on our consolidated comprehensive (loss) income, net of related taxes, for the year ended December 31 is as follows (in thousands):

				Gain Reclassified from
	Amount of (Loss)/Income			Accumulated Other Comprehensive
	In Other Comprehensive			Loss to Net Income
	Income/(Loss)			(ineffective portion)
	2011	2010	2009	2011	2010	2009
Derivatives designated as cash flow hedges:
Interest rate hedge agreements	$(1,229)	$3,029	$1,557	$—	$—	$—

(4)  Property and Equipment

Property and equipment consisted of the following as of December 31 (in thousands):

	2011	2010
Land	$2,290	$2,936
Buildings and improvements	16,022	21,235
Equipment	137,081	116,468
Leasehold improvements	113,944	93,680
Construction in process(1)	6,759	8,438
Total	276,096	242,757
Less accumulated depreciation and amortization	(127,798)	(102,897)
Property and equipment, net	$148,298	$139,860

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

(1)         Capitalized interest associated with construction in process is $0.5 million and $0.6 million at December 31, 2011 and 2010, respectively.

(5)  Acquisitions

On October 1, 2011, we acquired the operating assets of Harbinger Hospice, Inc., a privately-held, Medicare-certified hospice company that provides services to patients in Ohio, for $1.1 million in cash, excluding transaction costs of $0.1 million, consisting primarily of broker success fees, that were expensed during the fourth quarter of 2011 in accordance with GAAP.  The hospice company’s results of operations are included in our consolidated financial statements beginning October 1, 2011.  Pro forma information related to this acquisition is not provided because the impact on our consolidated financial position and results of operations is not significant.

On December 29, 2010 we completed the purchase of a hospice company that operates in Alabama and Georgia for $13.9 million.  The purchase price excludes $0.5 million of transaction costs, which consisted primarily of investment banker success fees that were expensed in the accompanying statements of operations in accordance with GAAP.  The hospice company’s results of operations were included in our consolidated financial statements beginning January 1, 2011.  Pro forma information related to this acquisition is not provided because the impact on our consolidated financial position and results of operations is not significant.

We paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired because we believed the acquisitions of the hospice companies would create the following benefits:  (1) increase the scale of our operations, thus leveraging our corporate and regional infrastructure and (2) expand our hospice operations into a state in which we did not previously have a presence due to limitations with regulatory licensing.  The October 2011 acquisition resulted in $0.4 million of goodwill recognized and we recognized $9.7 million of goodwill for the December 2010.  The goodwill is not deductible for tax purposes.

(6)  Goodwill, Intangible Assets and Long-Lived Assets

(a)  Goodwill

We perform our annual goodwill impairment analysis for our reporting units during the fourth quarter of each year and on an interim basis when a specific triggering event occurs.  A reporting unit is a business for which discrete financial information is produced and reviewed by operating segment management and provides services that are distinct from the other components of the operating segment.  For our Rehabilitation Therapy Services and Medical Staffing Services segments, the reporting unit for our annual goodwill impairment analysis was determined to be at the segment level.  For our Inpatient Services reportable segment, the reporting units for our annual goodwill impairment analysis were determined to be the divisional operating levels.  The divisional operating levels of the Inpatient Services reportable segment include the northeast, southeast, central and west geographic divisions of SunBridge as well as the SolAmor hospice division and the Americare nutritional supplement division.

We determined potential impairment by comparing the net assets of each reporting unit to their respective fair values, which GAAP describes as Step 1 of goodwill impairment testing. We determined the estimated

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

fair value of each reporting unit using a discounted cash flow analysis and other appropriate valuation methodologies. In the event a unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit, which is referred to in GAAP as Step 2 of the impairment analysis. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

The goodwill impairment analysis is subject to impact from uncertainties arising from such events as changes in economic or competitive conditions, the current general economic environment, material changes in Medicare and Medicaid reimbursement that could positively or negatively impact anticipated future operating conditions and cash flows, and the impact of strategic decisions such as the Separation. We determined that the CMS Final Rule announcement constituted an interim triggering event in the third quarter of 2011 for evaluating whether the recoverability of goodwill, intangible assets and other long-lived assets in the divisional reporting units of our Inpatient Services reportable segment affected by the CMS Final Rule was impaired.  The results of our 2011 interim impairment analysis showed that goodwill in each of SunBridge’s divisional reporting units tested was impaired.  Based on the analysis performed, we recognized a loss on impairment of $314.7 million for the twelve months ended December 31, 2011, which represents the full carrying value of goodwill for the SunBridge divisional operating segments of our Inpatient Services reportable segment.

Goodwill in our SolAmor hospice division, our Medical Staffing Services segment and our Rehabilitation Therapy Services segment was not impaired for the years ended December 31, 2011, 2010 or 2009.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

The following table provides information regarding our goodwill, which is included in the accompanying consolidated balance sheets at December 31 (in thousands):

		Rehabilitation	Medical
	Inpatient	Therapy	Staffing
	Services	Services	Services	Consolidated
Balance as of January 1, 2010	$333,688	$75	$4,533	$338,296
Goodwill acquired	11,835	—	—	11,835
Purchase price adjustments for prior year acquisition	68	—	—	68
Balance as of December 31, 2010	$345,591	$75	$4,533	$350,199
Goodwill acquired	443	—	—	443
Goodwill impairment	(314,729)	—	—	(314,729)
Purchase price adjustments for prior year acquisition	(1,417)	—	—	(1,417)
Goodwill, gross	344,617	75	4,533	349,225
Accumulated impairment loss	(314,729)	—	—	(314,729)
Net balance as of December 31, 2011	$29,888	$75	$4,533	$34,496

(b)  Intangible Assets

Indefinite-Lived Intangibles

Our indefinite-lived intangibles consist primarily of values assigned to CONs and regulatory licenses obtained through our acquisitions.

We evaluate the recoverability of our indefinite-lived intangibles by comparing the asset’s respective carrying value to estimates of fair value. We determine the estimated fair value of these intangible assets through an estimate of incremental cash flows with the intangible assets versus cash flows without the intangible assets in place. We determined that the CMS Final Rule announcement constituted an impairment triggering event, but concluded there was no impairment of our indefinite-lived intangibles for the years ended December 31, 2011, 2010 or 2009.

Finite-Lived Intangibles

Our finite-lived intangibles include tradenames, favorable lease intangibles and customer contracts.

When evaluating the recoverability of favorable lease obligations, we considered projections of future profitability and undiscounted cash flows for the affected portions of the Inpatient Services divisional reporting units as compared to the carrying value of the favorable lease obligation intangible assets.  We determined that projected undiscounted cash flows were not sufficient to recover the full carrying value of the

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

assets and proceeded to determine a fair value of each asset.

We determined fair value based upon estimates of market rental values for the centers associated with the favorable lease intangibles using valuations techniques broadly accepted by the long-term care industry in which we operate.  We applied an industry average discount factor to the difference of this estimated market rental values to our contractually obligated lease payments over the remaining term of the leases, resulting in an appropriate estimate of fair value for the favorable lease intangible.  In conjunction with the third quarter interim 2011 goodwill impairment testing, we determined that certain favorable lease obligations had fair values less than their carrying values and recognized a $2.4 million loss on asset impairment. There was no impairment of our finite-lived intangibles for the years ended December 31, 2010 or 2009.

The following table provides information regarding our intangible assets, which are included in the accompanying consolidated balance sheets at December 31 (in thousands):

	Gross
	Carrying	Accumulated	Net
	Amount	Amortization	Total
Finite-lived Intangibles:
Favorable lease intangibles:
2011	$5,642	$2,416	$3,226
2010	10,100	3,831	6,269
Management and customer contracts:
2011	$3,334	$2,977	$357
2010	3,334	2,500	834
Tradenames:
2011	$13,139	$7,834	$5,305
2010	13,109	6,175	6,934

Indefinite-lived Intangibles:
Certificates of need/licenses:
2011	$26,406	$—	$26,406
2010	25,778	—	25,778

Total Intangible Assets:
2011	$48,521	$13,227	$35,294
2010	52,321	12,506	39,815

Unfavorable Lease Obligations:
2011	$27,863	$20,753	$7,110
2010	29,113	19,298	9,815

A net credit to rent expense was a result of the amortization of favorable and unfavorable lease intangibles, recognized as adjustments in rent expense in connection with fair market valuations performed on our center lease agreements associated with fresh-start accounting and our acquisitions.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

The net amount recorded to amortization was as follows for the years ended December 31 (in thousands):

	2011	2010	2009

Amortization expense	$6,811	$7,558	$7,359
Amortization of unfavorable and favorable lease intangibles, net included in rent expense	(2,024)	(1,945)	(1,824)
	$4,787	$5,613	$5,535

Total estimated amortization expense (credit) for our intangible assets for the next five years is as follows (in thousands):

	Expense	Credit	Net

2012	$2,428	$(2,437)	$(9)
2013	2,056	(2,115)	(59)
2014	2,006	(904)	1,102
2015	2,005	(898)	1,107
2016	361	(758)	(397)

The weighted-average amortization period for lease intangibles is approximately 5 years at December 31, 2011.

(c)  Long-Lived Assets

GAAP requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ carrying amounts. In estimating the undiscounted cash flows for our impairment assessment, we primarily use our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs.  We assess the need for an impairment write-down when such indicators of impairment are present.  We determined that the CMS Final Rule announcement constituted an impairment triggering event, but concluded there was no impairment of long-lived assets for the years ended December 31, 2011, 2010 or 2009.

(7)  Discontinued Operations and Assets and Liabilities Held for Sale

(a)  Discontinued Operations

In accordance with GAAP, the results of operations of assets to be disposed of, disposed assets and the gains (losses) related to these divestitures have been classified as discontinued operations for all periods presented in the accompanying consolidated income statements as their operations and cash flows have been (or will be) eliminated from our ongoing operations and we will not have any significant continuing

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

involvement in their operations after their disposal.

Inpatient Services: During 2011, we disposed of a Maryland skilled nursing center in our Inpatient Services segment, whose results have been reclassified to discontinued operations for all periods presented in accordance with GAAP.  The disposition, which was effective on August 1, 2011, resulted in cash proceeds to us of $1.8 million, net of our repayment of the related $5.2 million mortgage note.  During August 2011, we also divested two hospice operations in Oklahoma for a nominal price plus the assumption of certain liabilities by the buyer. The disposition resulted in a loss of $0.7 million, net of related tax benefit.

During 2010, we disposed of our nurse practitioner services group of our Inpatient Services segment, whose results have been reclassified to discontinued operations for all periods presented in accordance with GAAP.

During 2009, we reclassified one assisted living center into discontinued operations as we elected to not renew that center’s lease and allowed operations to transfer to another operator.

(b)  Assets and Liabilities Held for Sale

We had no assets held for sale as of December 31, 2011 or 2010.

A summary of the discontinued operations for the years ended December 31 is as follows (in thousands):

	2011
	Inpatient
	Services	Other	Total

Net operating revenues	$5,811	$—	$5,811

Loss from discontinued operations, net (1)	$(1,486)	$(37)	$(1,523)
Loss on disposal of discontinued operations, net (2)	(681)	—	(681)
Loss from discontinued operations, net	$(2,167)	$(37)	$(2,204)

(1)         Net of related tax benefit of $1,024

(2)         Net of related tax benefit of $441

	2010
	Inpatient
	Services	Other	Total

Net operating revenues	$11,211	$—	$11,211

Loss from discontinued operations, net (1)	$(1,798)	$(72)	$(1,870)
Loss on disposal of discontinued operations, net (2)	—	—	—
Loss from discontinued operations, net	$(1,798)	$(72)	$(1,870)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

(1)         Net of related tax benefit of $1,031

(2)         Net of related tax expense of $0

	2009
	Inpatient
	Services	Other	Total

Net operating revenues	$13,397	$—	$13,397

Loss from discontinued operations, net (1)	$(3,948)	$(35)	$(3,983)
Loss on disposal of discontinued operations, net (2)	(317)	(16)	(333)
Loss from discontinued operations, net	$(4,265)	$(51)	$(4,316)

(1)         Net of related tax benefit of $2,416

(2)         Net of related tax benefit of $231

(8)  Commitments and Contingencies

(a)  Lease Commitments

We lease real estate and equipment under cancelable and noncancelable agreements. Most of our operating leases have original terms from seven to twelve years and contain at least one renewal option (which could extend the terms of the leases by five to ten years), escalation clauses (primarily related to inflation) and provisions for payments by us of real estate taxes, insurance and maintenance costs. Leases with a fixed escalation are accounted for on a straight-line basis. Future minimum operating lease payments as of December 31, 2011 under real estate leases are as follows (in thousands):

2012	$149,483
2013	146,707
2014	120,445
2015	121,536
2016	120,513
Thereafter	526,906
Total minimum lease payments	$1,185,590

Center rent expense for continuing operations totaled $148.3 million, $84.4 million, and $72.4 million for the years ended December 31, 2011, 2010, and 2009, respectively.

(b)  Purchase Commitments

We have an agreement establishing Healthcare Services Group, Inc. (“HCSG”) as the primary housekeeping and laundry vendor through October 31, 2013 for most of the healthcare centers that we

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

operate.  The agreement provides that HCSG will perform housekeeping and laundry services for our centers, in addition to providing related supplies and laundry chemicals.  The agreement may be terminated by either party with or without cause upon ninety days prior written notice.

We have an agreement establishing Medline Industries, Inc. (“Medline”) as the primary medical supply vendor through December 31, 2014 for all of the healthcare centers that we operate.  The agreement provides that the long-term care division of the Inpatient Services segment shall purchase at least 90% of its medical supply products from Medline.

We have an agreement establishing SYSCO Corporation (“SYSCO”) as our primary foodservice supply vendor through June 30, 2015 for all of our healthcare centers.  The agreement provides that the long-term care division of the Inpatient Services segment shall purchase at least 80% of its foodservice supply products from SYSCO.

We have an agreement establishing Omnicare Pharmacy Services as our primary pharmacy services vendor for pharmaceutical supplies and services through July 15, 2013 for substantially all of the healthcare centers that we currently operate.

(c)  Insurance

We self-insure for certain insurable risks, including general and professional liabilities, workers’ compensation liabilities and employee health insurance liabilities through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs.  Insurance reserves represent estimates of future claims payments. This liability includes an estimate of the development of reported losses and losses incurred but not reported. Provisions for changes in insurance reserves are made in the period of the related coverage.  An independent actuarial analysis is prepared twice a year to assist management in determining the adequacy of the self-insurance obligations booked as liabilities in our financial statements. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any adjustments resulting therefrom are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

We evaluate the adequacy of our self-insurance reserves on a quarterly basis and perform detailed actuarial analyses semi-annually in the second and fourth quarters. The analyses use generally accepted actuarial methods in evaluating the workers’ compensation reserves and general and professional liability reserves.  For both the workers’ compensation reserves and the general and professional liability reserves, those methods include reported and paid loss development methods, expected loss method and the reported and paid Bornhuetter-Ferguson methods.  Reported loss methods focus on development of case reserves for incurred losses through claims closure. Paid loss methods focus on development of claims actually paid to date. Expected loss methods are based upon an anticipated loss per unit of measure. The Bornhuetter-Ferguson method is a combination of loss development methods and expected loss methods.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

The foundation for most of these methods is our actual historical reported and/or paid loss data, over which we have effective internal controls. We utilize third-party administrators (“TPAs”) to process claims and to provide us with the data utilized in our semi-annual actuarial analyses. The TPAs are under the oversight of our in-house risk management and legal functions. These functions ensure that the claims are properly administered so that the historical data is reliable for estimation purposes. Case reserves, which are approved by our legal and risk management departments, are determined based on our estimate of the ultimate settlement and/or ultimate loss exposure of individual claims. In cases where our historical data are not statistically credible, stable, or mature, we supplement our experience with nursing home industry benchmark reporting and payment patterns.

The use of multiple methods tends to eliminate any biases that one particular method might have. Management’s judgment based upon each method’s inherent limitations is applied when weighting the results of each method.  The results of each of the methods are estimates of ultimate losses, which include the case reserves plus an estimate for future development of these reserves based on past trends, and an estimate for losses incurred but not reported.  These results are compared by accident year and an estimated unpaid loss and allocated loss adjustment expense are determined for the open accident years based on judgment reflecting the range of estimates produced by the methods.

Regarding our estimates for workers’ compensation reserves, there were no large or unusual settlements during the 2011 or 2010 period.  As of December 31, 2011, the discounting of the policy periods resulted in a reduction to our reserves of $14.1 million.

There were no significant adverse developments to our general and professional liabilities reserves during 2011. During 2010, we determined that the previous estimates for general and professional liabilities reserves for matters related to years prior to 2010 were understated by $13.1 million due to adverse developments with respect to a number of claims that arose in prior periods. Accordingly, we recorded a charge in the fourth quarter of 2010 to increase our general and professional liabilities reserves. Professional liability claims have a reporting tail that exceeds one year.  A significant component of our reserves is estimates for incidents that have been incurred but not reported.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Activity in our insurance reserves as of and for the years ended December 31, 2011, 2010 and 2009 is as follows (in thousands):

	Professional	Workers’
	Liability	Compensation	Total

Balance as of January 1, 2009	$87,282	$66,588	$153,870

Current year provision, continuing operations	27,152	28,368	55,520
Current year provision, discontinued operations	1,512	644	2,156
Prior year reserve adjustments, continuing operations	6,500	1,720	8,220
Prior year reserve adjustments, discontinued operations	890	230	1,120
Claims paid, continuing operations	(20,394)	(20,165)	(40,559)
Claims paid, discontinued operations	(3,699)	(2,530)	(6,229)
Amounts paid for administrative services and other	(4,313)	(7,349)	(11,662)

Balance as of December 31, 2009	$94,930	$67,506	$162,436

Current year provision, continuing operations	29,620	28,086	57,706
Current year provision, discontinued operations	10	21	31
Prior year reserve adjustments, continuing operations	13,100	—	13,100
Claims paid, continuing operations	(19,636)	(18,948)	(38,584)
Claims paid, discontinued operations	(3,422)	(2,059)	(5,481)
Amounts paid for administrative services and other	(2,731)	(6,121)	(8,852)

Balance as of December 31, 2010	$111,871	$68,485	$180,356

	Professional	Workers’
	Liability	Compensation	Total

Gross balance, January 1, 2011	$113,971	$96,585	$210,556
Less: anticipated insurance recoveries	(2,100)	(28,100)	(30,200)
Net balance, January 1, 2011	$111,871	$68,485	$180,356

Current year provision, continuing operations	34,056	26,971	61,027
Current year provision, discontinued operations	346	297	643
Prior year reserve adjustment, continuing operations	6,600	(6,600)	—
Claims paid, continuing operations	(30,945)	(17,001)	(47,946)
Claims paid, discontinued operations	(740)	(1,321)	(2,061)
Amounts paid for administrative services and other	(2,721)	(5,519)	(8,240)

Net balance, December 31, 2011	$118,467	$65,312	$183,779
Plus: anticipated insurance recoveries	2,390	21,930	24,320
Gross balance, December 31, 2011	$120,857	$87,242	$208,099

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

A summary of the assets and liabilities related to insurance risks at December 31 is as indicated below (in thousands):

	2011			2010
	Professional	Workers’		Professional	Workers’
	Liability	Compensation	Total	Liability	Compensation	Total
Assets:
Restricted cash (1)
Current	$6,254	$9,332	$15,586	$3,659	$10,864	$14,523
Non-current	—	—	—	—	—	—
	$6,254	$9,332	$15,586	$3,659	$10,864	$14,523

Anticipated insurance recoveries (2)
Current	$524	$2,730	$3,254	$—	$—	$—
Non-current	1,866	19,200	21,066	—	—	—
	$2,390	$21,930	$24,320	—	—	—

Total Assets	$8,644	$31,262	$39,906	$3,659	$10,864	$14,523

Liabilities (3)(4):
Self-insurance liabilities
Current	$28,758	$22,074	$50,832	$25,942	$21,009	$46,951
Non-current	92,099	65,168	157,267	85,929	47,476	133,405
Total Liabilities	$120,857	$87,242	$208,099	$111,871	$68,485	$180,356

(1)         Total restricted cash includes cash collateral deposits posted and other cash deposits held by third parties.  Total restricted cash excluded $473 and $1,156 at December 31, 2011 and 2010, respectively, held for bank collateral, various mortgages, bond payments and capital expenditures on HUD-insured buildings.

(2)         Anticipated insurance recovery assets are presented as Other Assets (both current and long-term) in our December 31, 2011 consolidated balance sheet.  See the Recent Accounting Pronouncements discussed in Note 1- “Nature of Business” for additional information.

(3)         Total self-insurance liabilities presented above exclude $6,978 and $5,142 at December 31, 2011 and 2010, respectively, related to our health insurance liabilities.

(4)         Total self-insurance liabilities are collateralized, in addition to the restricted cash, by letters of credit of $55,335 and $59,066 for workers’ compensation as of December 31, 2011 and 2010, respectively.

(d)  Construction Commitments

As of December 31, 2011, we had construction commitments under various contracts of approximately $8.5 million. These items consisted primarily of contractual commitments to improve existing centers.

(e)  Labor Relations

As of December 31, 2011, SunBridge operated 36 centers with union employees. Approximately 2,800 of our employees (9.8% of all of our employees) who worked in healthcare centers in Alabama, California,

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Connecticut, Georgia, Massachusetts, Montana, New Jersey, Ohio, Rhode Island, Washington and West Virginia were covered by collective bargaining contracts. Collective bargaining agreements covering approximately 1,100 of these employees (3.8% of all our employees) either are currently in renegotiations or will shortly be in renegotiations due to the expiration of the collective bargaining agreements.

(9)  Income Taxes

The provision for income taxes was based upon management’s estimate of taxable income or loss for each respective accounting period.  We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.  These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled.  We also recognized as deferred tax assets the future tax benefits from net operating loss and tax credit carryforwards.  A valuation allowance was provided for certain deferred tax assets, since it is more likely than not that a portion of the net deferred tax assets will not be realized.

Income tax expense (benefit) on income attributable to continuing operations consisted of the following for the years ended December 31 (in thousands):

	2011	2010	2009
Current:
Federal	$—	$—	$—
State	2,064	1,772	2,300
	2,064	1,772	2,300
Deferred:
Federal	8,572	963	24,829
State	1,821	229	2,487
	10,393	1,192	27,316
Total	$12,457	$2,964	$29,616

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Actual tax expense (benefit) differed from the expected tax expense, which was computed by applying the U.S. Federal corporate income tax rate of 35% to our profit before income taxes for the years ended December 31 as follows (in thousands):

	2011	2010	2009

Computed expected tax (benefit) expense	$(96,987)	$87	$25,234
Adjustments in income taxes resulting from:
Loss on asset impairment	109,365	—	—
Change in valuation allowance	104	(111)	—
State income tax expense, net of Federal income tax effect	1,846	694	3,814
Reduction in unrecognized tax benefits	(594)	(264)	(56)
Nondeductible transaction costs	212	3,771	—
Tax credits	(3,398)	(1,612)	(1,339)
Nondeductible compensation	—	31	53
Other nondeductible expenses	791	439	728
Other	1,118	(71)	1,182
Total	$12,457	$2,964	$29,616

Deferred tax assets (liabilities) at December 31 consisted of the following (in thousands):

	2011	2010

Deferred tax assets:
Accounts and notes receivable	$17,790	$26,945
Accrued liabilities	102,156	89,865
Intangible assets	9,663	9,936
Property and equipment	—	5,400
Write-down of assets held for sale	877	888
Partnership investments	396	2,165
Minimum tax and other credit carryforwards	10,764	6,457
State net operating loss carryforwards	16,198	16,120
Federal net operating loss carryforwards	50,898	56,690
	208,742	214,466

Less valuation allowance	(17,888)	(18,126)
Total deferred tax assets	190,854	196,340

Deferred tax liabilities:
Property and equipment	(3,710)	—
Deferred tax assets, net	$187,144	$196,340

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

In connection with the Separation, certain deferred tax assets (e.g., net operating loss (“NOL”) carryforwards and tax credit carryforwards) and certain deferred tax liabilities (primarily related to property and equipment) were transferred to or assumed by Sabra.  In the case of NOL carryforwards, regulations under the Internal Revenue Code and similar state rules require the NOLs to be allocated to the two companies based on their relative contributions (including the contributions of their subsidiaries) to the NOLs for each tax period.  Similar rules are applied for the allocation of tax credits.  In the case of other deferred balances (e.g., property and equipment), the deferred tax asset (liability) transferred was based upon the difference between the net book basis and net tax basis transferred to Sabra.  The net amount of deferred tax liabilities assumed by Sabra was approximately $20.7 million.

The $0.2 million net decrease in the valuation allowance resulted from the amount of valuation allowance related to deferred tax assets transferred to Sabra of $0.3 million offset by an adjustment to our tax provision of $(0.1) million.

In evaluating the need to establish a valuation allowance on our net deferred tax assets, all items of positive evidence (e.g., future sources of taxable income, including the ability to reliably forecast and implemented mitigation initiatives ) and negative evidence (e.g., impact of CMS Final Rule and subsequent impairment of goodwill) were considered.  We are in a cumulative pre-tax book loss of approximately $217 million for the three-year period ended December 31, 2011.  However, because approximately $324 million of the book expenses were not deductible for tax purposes, we generated taxable income and utilized existing net operating loss carryforwards in each of the last three years.  As discussed in Note 1, as a result of the negative impact of the CMS Final Rule on our business, we commenced a broad based mitigation initiative, which included infrastructure cost reductions. Our ability to generate sufficient future taxable income to realize our deferred tax assets is dependent on our ability to realize the savings from our mitigation initiative. Based upon our current estimates of future taxable income, we believe that we will more likely than not realize our net deferred tax assets.  However, if we are unable to realize enough savings through our mitigation initiative to offset the negative impact of the CMS Final Rule, we may be required to increase our valuation allowance in future periods.

Internal Revenue Code Section 382 imposes a limitation on the use of a company’s NOL carryforwards and other losses when the company has an ownership change.  In general, an ownership change occurs when shareholders owning 5% or more of a “loss corporation” (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change.  The annual base Section 382 limitation is calculated by multiplying the loss corporation’s value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months. Some states impose ownership change rules similar to Section 382 that limit the utilization of the state NOLs as well.

The issuance of our common stock in connection with an acquisition in 2005 resulted in an ownership change under Section 382.  Considering the Tax Allocation Agreement (“TAA”) between us and Sabra, the annual base Section 382 limitation to be applied to our tax attribute carryforwards as a result of this ownership change is approximately $9.1 million.  Accordingly, our NOL and tax credit carryforwards have

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

been reduced to take into account this limitation and the respective carryforward periods for these tax attributes.  In addition, a separate annual base Section 382 limitation of approximately $8.0 million per the TAA is to be applied to the tax attribute carryforwards of Harborside as a result of the Harborside acquisition.

After considering the reduction in tax attributes resulting from the allocation to Sabra and the Section 382 limitations discussed above, we have Federal NOL carryforwards of approximately $145.4 million with expiration dates from 2019 through 2030.  Various subsidiaries have state NOL carryforwards totaling approximately $324.3 million with expiration dates beginning in 2012 through the year 2030.  Our application of the rules under Section 382 or similar state statute is subject to challenge upon review by the IRS or state taxing authorities.  A successful challenge could significantly impact our ability to utilize tax attribute carryforwards from periods prior to the ownership change dates.

We are subject to income taxes in the U.S. and numerous state and local jurisdictions.  Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes.  Under GAAP, we utilize a two-step approach to recognizing and measuring uncertain tax positions.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

Although we believe we have adequately reserved for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different.  We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the expiration of the statute of limitations.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.  The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2011	2010	2009

Balance at the beginning of the period	$26,246	$26,316	$25,654
Additions for tax positions of prior years	10	248	730
Lapsing of statutes of limitations	(716)	(318)	(68)
Balance at the end of the period	$25,540	$26,246	$26,316

All of the gross unrecognized tax benefits would affect the effective tax rate if recognized.  Unrecognized tax benefits are adjusted in the period in which new information about a tax position becomes available or the final outcome differs from the amount recorded.  Unrecognized tax benefits are not expected to change significantly over the next twelve months.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

We recognize potential accrued interest related to unrecognized tax benefits in income tax expense.  Penalties, if incurred, would also be recognized as a component of income tax expense.  The amount of accrued interest related to unrecognized tax benefits as of December 31, 2011, 2010, and 2009 was $0.2 million, $0.3 million, and $0.2 million, respectively. The amount of interest expense included in the 2011 tax provision is $0.1 million.

We file numerous consolidated and separate state and local income tax returns in addition to our consolidated U.S. federal income tax return.  With few exceptions, we are no longer subject to U.S. federal, state or local income tax examinations for years before 2008.  These jurisdictions can, however, adjust NOL carryforwards from earlier years.

(10)  Fair Value of Financial Instruments

The estimated fair values of our financial instruments as of December 31 were as follows (in thousands):

	2011		2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$57,908	$57,908	$81,163	$81,163
Restricted cash	$16,059	$16,059	$15,679	$15,679
Long-term debt and capital lease obligations, including current portion	$88,785	$74,545	$155,980	$156,084
Interest rate hedge agreements	$2,049	$2,049	$—	$—

The cash and cash equivalents and restricted cash carrying amounts approximate fair value because of the short maturity of these instruments. At December 31, 2011 and 2010, the fair value of our long-term debt, including current maturities, and our interest rate swap agreement was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

The FASB accounting guidance establishes a hierarchy for ranking the quality and reliability of the information used to determine fair values.  This guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Level 1:	Unadjusted quoted market prices in active markets for identical assets or liabilities.

Level 2:

Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability.

We endeavor to utilize the best available information in measuring fair value.  The following table summarizes the valuation of our financial instruments by the above pricing levels as of December 31 (in thousands):

December 31, 2011
		Unadjusted Quoted	Significant Other
		Market Prices	Observable Inputs
	Total	(Level 1)	(Level 2)
Interest rate hedging agreements - liability	$2,049	$—	$2,049

December 31, 2010
		Unadjusted Quoted	Significant Other
		Market Prices	Observable Inputs
	Total	(Level 1)	(Level 2)
Restricted cash — money market funds	$1,465	$1,465	$—

We currently have no other financial instruments subject to fair value measurement on a recurring basis.

(11)  Capital Stock

(a)  Basic and Diluted Shares

Basic net income per common share is calculated by dividing net (loss) income applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted net income per common share is similar to that of basic net income per common share, except the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the exercise of stock options and warrants and the vesting of stock units, were issued during the period.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

The following table summarizes the calculation of basic and diluted net (loss) income per common share for each period (in thousands except per share data):

	2011	2010	2009
Numerator:
Net (loss) income	$(291,766)	$(4,650)	$38,671
Denominator:
Weighted average shares for basic net (loss) income per common share	26,083	19,280	14,614
Add dilutive effect of assumed exercise of stock options and warrants and vesting of restricted stock units using the treasury stock method	—	—	100
Weighted average shares for diluted net (loss) income per common share	26,083	19,280	14,714

Basic net (loss) income per common share	$(11.19)	$(0.24)	$2.65
Diluted net (loss) income per common share	$(11.19)	$(0.24)	$2.63

Anti-dilutive shares excluded from net (loss) income per common share calculation	—	31	—

(b)  Equity Incentive Plans

Pursuant to our 2004 Equity Incentive Plan (the “2004 Plan”), as of December 31, 2011 our employees and directors held options to purchase 746,997 shares of common stock and 44,986 unvested restricted stock units. No additional awards can be made under the 2004 Plan.

As of December 31, 2011, our directors did not hold options to purchase shares under our 2002 Non-employee Director Equity Incentive Plan (the “Director Plan”). No additional awards can be made under the Director Plan.

Our 2009 Performance Incentive Plan (the “2009 Plan”) allows for the issuance of shares of common stock equal to the sum of:  (i) 4.0 million shares, plus (ii) the number of any shares subject to stock options granted under the 2004 Plan or the Director Plan  which expire, or for any reason are canceled or terminated, without being exercised, plus (3) the number of any shares subject to restricted stock units under the 2004 Plan which are forfeited, terminated or cancelled without having become vested.  As of December 31, 2011, our employees and directors held options to purchase 564,864 shares of common stock and 824,677 unvested restricted stock units.

Option awards are granted with an exercise price equal to the market price of our stock at the date of grant; those option awards generally vest based on four years of continuous service and have seven-year contractual terms.  Share awards generally vest over four years and no dividends are paid on unexercised

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

options or unvested share awards.  Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the applicable plan).

During the year ended December 31, 2011, we issued 172,074 shares of common stock upon the vesting of restricted stock shares and restricted stock units and the exercise of stock options.

In connection with the Separation on November 15, 2010, vested and unvested option awards and unvested restricted stock unit awards of Old Sun were converted into awards with respect to shares of our common stock.  The number of shares subject to and the exercise price of each converted option, and the number of shares subject to each unvested or vested and deferred restricted stock unit, were adjusted to preserve the same intrinsic value of the awards that existed immediately prior to the Separation and REIT Conversion Merger.  Awards held by our former Chief Executive Officer were assumed by Sabra upon Separation and converted to awards with respect to Sabra common stock in a manner similar to the conversion of Old Sun shares to our shares.

A summary of option activity under the 2004 Plan, the 2009 Plan and the Director Plan during the years ended December 31, 2010 and 2011 is presented below:

			Weighted-
			Average	Aggregate
		Weighted-	Remaining	Intrinsic
Options	Shares	Average	Contractual	Value
(Prior to the Separation)	(in thousands)	Exercise Price	Term (in years)	(in thousands)

Outstanding at January 1, 2010	2,310	$10.05
Granted	496	9.81
Exercised	(185)	7.10
Assumed by Sabra	(788)	10.08
Forfeited	(53)	11.99
Outstanding at November 15, 2010	1,780	$10.22	4	$—

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

			Weighted-
			Average	Aggregate
		Weighted-	Remaining	Intrinsic
Options	Shares	Average	Contractual	Value
(Subsequent to the Separation)	(in thousands)	Exercise Price	Term (in years)	(in thousands)

Outstanding at November 16, 2010	1,478	$12.30
Granted	88	10.55
Forfeited	(7)	10.89
Outstanding at December 31, 2010	1,559	$10.52	4	$—
Granted	—
Exercised	(53)	$8.87
Forfeited	(195)	13.06
Outstanding at December 31, 2011	1,311	$10.21	3	—

Exercisable at December 31, 2011	899	$12.40	3	$—

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table.  Expected volatility is based on the historical volatility of our stock.  The expected term of options granted is derived using a temporary “shortcut approach” of our “plain vanilla” employee stock options as we do not have sufficient data to develop a more precise estimate. Under this approach, the expected term would be presumed to be the mid-point between the vesting date and the end of the contractual term.  The risk-free rate for the period within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Options were not granted in the year 2011. The weighted-average grant-date fair value of stock options granted during the year ended December 31, 2010 was $9.92.

The significant assumptions in the valuation model for the year ended December 31, 2010 are as follows:

Expected volatility	49.6%- 51.9%
Weighted-average volatility	60.4%
Expected term (in years)	4.75
Risk-free rate	1.3% - 2.5%

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

In connection with the restricted stock units granted to employees we recognized the full fair value of the shares of nonvested restricted stock awards.  A summary of restricted stock activity with our share-based compensation plans during the years ended December 31, 2011 and 2010 is as follows:

		Weighted-
		Average
Nonvested Shares	Shares	Grant-Date
(Prior to the Separation)	(in thousands)	Fair Value

Nonvested at January 1, 2010	999	$10.93
Granted	623	9.75
Vested	(457)	10.65
Assumed by Sabra	(130)	10.52
Forfeited	(35)	11.61
Nonvested at November 15, 2010	1,000	$10.33

		Weighted-
		Average
Nonvested Shares	Shares	Grant-Date
(Subsequent to the Separation)	(in thousands)	Fair Value

Nonvested at November 16, 2010	831	$10.69
Granted	19	10.59
Vested	(6)	8.82
Forfeited	(7)	10.99
Nonvested at December 31, 2010	837	10.72

Granted	486	13.63
Vested	(348)	13.62
Forfeited	(105)	14.10
Nonvested at December 31, 2011	870	$10.77

The total fair value of restricted shares vested was $4.7 million for the year ended December 31, 2011 and $4.9 million for the year ended December 31, 2010.

We recognized stock compensation expense of $8.4 million, $6.3 million and $5.8 million for the years ended December 31, 2011, 2010 and 2009 respectively.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

(12)  Other Events

(a)  Litigation

We are a party to various legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our centers and claims relating to employment and commercial matters. Although we intend to vigorously defend ourselves in these matters, there can be no assurance that the outcomes of these matters will not have a material adverse effect on our results of operations, financial condition and cash flows.  In certain states in which we have operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions.  There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in an industry that is extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief; and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

In September 2010, a lawsuit was filed in the Superior Court of California, County of Los Angeles, by a former employee of a subsidiary of our medical staffing company, alleging violation of various wage and hour provisions of the California Labor Code.  We deny all of the allegations in the employee’s complaint.  The lawsuit, which was filed as a purported class action on behalf of the former employee and all those similarly situated, was settled on November 22, 2011.

In November 2010, a jury verdict was rendered in a Kentucky state court against us for $2.75 million in compensatory damages and $40 million in punitive damages. On February 25, 2011, the trial court judge reduced the punitive damage award to $24.75 million.  The case involves claims for professional negligence resulting in wrongful death.  We disagree with the jury’s verdict and believe that it is not supported by the facts of the case or applicable law.  Our appeal is currently pending with the Kentucky Court of Appeals.  We believe our reserves are adequate for this matter.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

(b)  Other Inquiries

From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing centers. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such centers, may be held financially responsible for such overpayments. At this time, we are unable to predict the outcome of any existing or future examinations.

(c)  Legislation, Regulations and Market Conditions

We are subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of centers, expansion of centers and services and reimbursement for services. As such, in the ordinary course of business, our operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. We believe that we are in substantial compliance with the applicable laws and regulations. However, if we are found to have engaged in improper practices, we could be subjected to civil, administrative or criminal fines, penalties or restitutionary relief, which may have a material adverse impact on our financial position, results of operations and cash flows.

(13)  Segment Information

We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of nursing, rehabilitative, and related ancillary care services to nursing home patients.

The following summarizes the services provided by our reportable and other segments:

Inpatient Services:  This segment provides, among other services, inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these centers by registered nurses, licensed practical nurses and certified nursing aids.  At December 31, 2011, we operated 199 healthcare centers (consisting of 165 skilled nursing centers, 14 combined skilled nursing, assisted and independent living centers, ten assisted living centers, two independent living centers and eight mental health centers with an aggregate of 22,860 licensed beds) as compared with 200 healthcare centers (consisting of 164 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers with an aggregate of 23,053 licensed beds) at December 31, 2010.

Rehabilitation Therapy Services:  This segment provides, among other services, physical, occupational, speech and respiratory therapy supplies and services to affiliated and nonaffiliated skilled nursing centers. At December 31, 2011, this segment provided services in 36 states via 517 contracts, 339 nonaffiliated and 178 affiliated, as compared to 508 contracts at December 31, 2010, of which 346 were nonaffiliated and 162 were affiliated.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Medical Staffing Services:  For the year ended December 31, 2011, this segment provided services in 40 states and derived 44.2% of its revenues from hospitals and other providers, 34.5% from skilled nursing centers, 16.9% from schools and 4.4% from prisons. We provide (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel.  As of December 31, 2011, this segment had 35 branch offices, which provided temporary therapy, nursing, pharmacy and physician staffing services in major metropolitan areas and one office servicing locum tenens.  As of December 31, 2010, this segment had 25 branch offices, which provided temporary therapy, nursing, pharmacy and physician staffing services in major metropolitan areas and one division office, which specializes in the placement of temporary traveling therapists, and one office servicing locum tenens.

Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable, property and equipment and unallocated intangible assets. Although corporate assets include unallocated intangible assets, the amortization, if applicable, is reflected in the results of operations of the associated segment.

The accounting policies of the segments are the same as those described in Note 2 — “Summary of Significant Accounting Policies.” We primarily evaluate segment performance based on profit or loss from operations before reorganization and restructuring items, income taxes and extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with annual impairment testing and restructuring costs are not considered in the evaluation of segment performance. Interest expense is recorded in the segment carrying the obligation to which the interest relates.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Our reportable segments are strategic business units that provide different products and services.  They are managed separately because each business has different marketing strategies due to differences in types of customers, distribution channels and capital resource needs.  We evaluate the operational strengths and performance of each segment based on financial measures, including net segment income.  Net segment income is defined as earnings before loss (gain) on sale of assets, net, restructuring costs, income tax benefit and discontinued operations. Net segment income for the year ended December 31, 2011 for (1) our Inpatient Services segment decreased $39.9 million, or 26.5%, to $110.8 million, (2) our Rehabilitation Therapy Services segment decreased $0.8 million, or 6.1%, to $13.2 million and (3) our Medical Staffing Services segment decreased $0.3 million, or 6.5%, to $5.2 million. We use the measure of net segment income to help identify opportunities for improvement and assist in allocating resources to each segment.

	Segment Information (in thousands):
As of and for the		Rehabilitation	Medical
Year Ended	Inpatient	Therapy	Staffing		Intersegment
December 31, 2011	Services	Services	Services	Corporate	Eliminations	Consolidated

Revenues from external customers	$1,723,825	$119,866	$86,610	$39	$—	$1,930,340

Intersegment revenues	—	132,143	2,771	—	(134,914)	—

Total revenues	1,723,825	252,009	89,381	39	(134,914)	1,930,340

Operating salaries and benefits	803,565	214,993	67,551	—	—	1,086,109

Self-insurance for workers’ compensation and general and professional liability insurance	56,810	2,542	1,406	269	—	61,027

Other operating costs	514,470	9,336	11,364	—	(134,914)	400,256

General and administrative expenses	40,280	9,410	2,277	62,335	—	114,302

Provision for losses on accounts receivable	24,112	1,039	126	—	—	25,277

Segment operating income (loss)	$284,588	$14,689	$6,657	$(62,565)	$—	$243,369

Center rent expense	147,099	531	678	—	—	148,308

Depreciation and amortization	26,779	941	746	3,620	—	32,086

Interest, net	(76)	—	1	19,526	—	19,451

Net segment income (loss)	$110,786	$13,217	$5,232	$(85,711)	$—	$43,524

Identifiable segment assets	$396,166	$18,231	$19,430	$300,012	$20,836	$754,675

Goodwill	$29,888	$75	$4,533	$—	$—	$34,496

Segment capital expenditures	$38,244	$1,241	$229	$4,432	$—	$44,146

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, net, loss (gain) on sale of assets, net, restructuring costs, transaction costs, loss on extinguishment of debt, loss on asset impairment, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before loss (gain) on sale of assets, net, restructuring costs, transaction costs, income tax expense and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

	Segment Information (in thousands):
As of and for the		Rehabilitation	Medical
Year Ended	Inpatient	Therapy	Staffing		Intersegment
December 31, 2010	Services	Services	Services	Corporate	Eliminations	Consolidated

Revenues from external customers	$1,687,087	$119,613	$89,765	$40	$—	$1,896,505

Intersegment revenues	—	86,476	2,036	—	(88,512)	—

Total revenues	1,687,087	206,089	91,801	40	(88,512)	1,896,505

Operating salaries and benefits	832,177	171,971	67,638	—	—	1,071,786

Self-insurance for workers’ compensation and general and professional liability insurance	54,041	1,774	1,309	13,344	—	70,468

Other operating costs	454,657	8,008	12,819	—	(88,512)	386,972

General and administrative expenses	41,192	8,160	2,588	60,845	—	112,785

Provision for losses on accounts receivable	19,185	929	277	—	—	20,391

Segment operating income (loss)	$285,835	$15,247	$7,170	$(74,149)	$—	$234,103

Center rent expense	83,050	496	844	—	—	84,390

Depreciation and amortization	42,956	678	732	3,265	—	47,631

Interest, net	9,146	—	(1)	33,572	—	42,717

Net segment income (loss)	$150,683	$14,073	$5,595	$(110,986)	$—	$59,365

Identifiable segment assets	$699,568	$16,492	$20,933	$313,536	$20,879	$1,071,408

Goodwill	$345,591	$75	$4,533	$—	$—	$350,199

Segment capital expenditures	$48,717	$1,061	$203	$3,261	$—	$53,242

General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, net, loss (gain) on sale of assets, net, restructuring costs, transaction costs, loss on extinguishment of debt, loss on asset impairment, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before loss (gain) on sale of assets, net, restructuring costs, transaction costs, income tax expense and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

	Segment Information (in thousands):
As of and for the		Rehabilitation	Medical
Year Ended	Inpatient	Therapy	Staffing		Intersegment
December 31, 2009	Services	Services	Services	Corporate	Eliminations	Consolidated

Revenues from external customers	$1,662,899	$105,367	$100,624	$34	$—	$1,868,924

Intersegment revenues	—	74,166	1,930	—	(76,096)	—

Total revenues	1,662,899	179,533	102,554	34	(76,096)	1,868,924

Operating salaries and benefits	827,242	150,272	72,336	—	—	1,049,850

Self-insurance for workers’ compensation and general and professional liability insurance	59,563	2,161	1,331	418	—	63,473

Other operating costs	434,050	7,620	15,713	—	(76,096)	381,287

General and administrative expenses	41,243	6,868	2,811	62,070	—	112,992

Provision for losses on accounts receivable	20,320	482	55	—	—	20,857

Segment operating income (loss)	$280,481	$12,130	$10,308	$(62,454)	$—	$240,465

Center rent expense	71,046	480	920	—	—	72,446

Depreciation and amortization	40,964	540	780	2,808	—	45,092

Interest, net	11,878	(2)	(2)	37,105	—	48,979

Net segment income (loss)	$156,593	$11,112	$8,610	$(102,367)	$—	$73,948

Identifiable segment assets	$1,181,915	$16,011	$25,143	$863,505	$(528,456)	$1,558,118

Goodwill	$333,688	$75	$4,533	$—	$—	$338,296

Segment capital expenditures	$50,777	$589	$76	$2,707	$—	$54,149

General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, net, loss (gain) on sale of assets, net, restructuring costs, transaction costs, loss on extinguishment of debt, loss on asset impairment, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before loss (gain) on sale of assets, net, restructuring costs, transaction costs, income tax expense and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Measurement of Segment Income or Loss

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 2 — “Summary of Significant Accounting Policies”).  We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

The following table reconciles net segment income to consolidated income before income taxes and discontinued operations for the years ended December 31 (in thousands):

	2011	2010	2009

Net segment income	$43,524	$59,365	$73,949
Transaction costs	—	(29,113)	—
Loss on asset impairment	(317,091)	—	—
Restructuring costs, net	(2,728)	—	(1,304)
Loss on extinguishment of debt	—	(29,221)	—
(Loss) gain on sale of assets, net	(809)	(847)	(42)
Income before income taxes and discontinued operations	$(277,104)	$184	$72,603

(14)  Transactions with Sabra

For the purpose of governing certain of the ongoing relationships between us and Sabra after the Separation and to provide mechanisms for an orderly transition, we and Sabra entered into various agreements. The most significant agreements are as follows:

Distribution Agreement

The Distribution Agreement provides for the various actions taken in connection with the Separation, the conditions to the Separation and the relationship between the parties subsequent to the Separation.  Pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving Old Sun’s healthcare business prior to the Separation will be assumed by us, and we will indemnify Sabra against any losses arising from or relating to such legal proceedings. The Distribution Agreement provides that any liability arising from or relating to legal proceedings involving Old Sun’s real property assets now owned by Sabra are assumed by Sabra. Any liability arising from or relating to legal proceedings prior to the Separation, other than those arising from or relating to legal proceedings involving Old Sun’s healthcare business or such real property assets, are assumed by us.

In addition, the Distribution Agreement provides for cross-indemnities that require (i) Sabra to indemnify us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities being assumed by Sabra or the breach of the Distribution Agreement by Sabra and (ii) us to indemnify Sabra (and its subsidiaries, directors, officers, employees and

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

agents and certain other related parties) against all losses arising from or relating to the liabilities being assumed or retained by us or the breach of the Distribution Agreement by us.

We and Sabra have agreed in the Distribution Agreement that we will pay all costs associated with the Separation and REIT Conversion Merger that are incurred prior to the Separation. All costs relating to the Separation or REIT Conversion Merger incurred after the Separation will be borne by the party incurring such costs.

Master Lease Agreements

Sabra received substantially all of Old Sun’s owned real property in the Separation and leases such real property to us under eighteen master lease agreements which set forth the terms governing each of the leased properties (the “Lease Agreements”).

Certain of our subsidiaries (each a “Tenant”) entered into the Lease Agreements with subsidiaries of Sabra (each a “Lessor”) pursuant to which the Tenants lease the 86 healthcare properties owned by subsidiaries of Sabra following the Separation (consisting of 67 skilled nursing facilities, ten combined skilled nursing, assisted and independent living facilities, five assisted living facilities, two mental health facilities, one independent living facility and one continuing care retirement community). We guarantee the obligations of the Tenants under the Lease Agreements.

The Lease Agreements provide for the lease of land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and equipment relating to the operation of the leased properties. There are multiple bundles of leased properties under each Lease Agreement with each bundle containing one to fourteen leased properties. The Lease Agreements provide for an initial term of between 10 and 15 years and no purchase options. At the option of the Tenant, the Lease Agreements may be extended for up to two five-year renewal terms beyond the initial term at the then currently in place rental rate plus an annual rent escalator equal to the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero). If the Tenant elects to renew the term of one or more expiring Lease Agreements, the renewal will be effective as to all, but not less than all, of the leased property then subject to the applicable Lease Agreements.

The Lease Agreements are commonly known as triple-net leases. Accordingly, in addition to rent, the Tenant will be required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the Lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Under the Lease Agreements, the initial annual aggregate base rent payable by our subsidiaries is $70.2 million. The Lease Agreements provide for an annual rent escalator equal to the lesser of the percentage change in the Consumer Price Index or 2.50% (but not less than zero).

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2011

Tax Allocation Agreement

Under the Tax Allocation Agreement, we are responsible for and will indemnify Sabra against (i) all federal income taxes, including any taxes resulting from the restructuring of Old Sun’s business and the distribution of shares of our common stock to Old Sun’s stockholders, that are reportable on any tax return for periods prior to and including the Separation that includes Sabra or one of its subsidiaries, on the one hand, and us or one of our subsidiaries, on the other hand, (ii) all state and local income taxes in jurisdictions in which it is expected that net operating losses or other tax attributes will be sufficient to offset tax liability for such returns in such periods, and (iii) all transfer taxes resulting from the restructuring of Old Sun’s business and the distribution of shares of our common stock to Old Sun’s stockholders. With respect to non-income taxes (other than transfer taxes) and income taxes in state and local jurisdictions in which it is not expected that net operating losses or other tax attributes will be sufficient to offset tax liability, tax liability will be allocated between us and Sabra using a closing of the books method on the date of the Separation.

After the 2010 tax year, we and Sabra have agreed, to the extent allowable by applicable law, to allocate all limitations to utilize NOL carryforwards to us. We will prepare, at our own cost, all tax returns and elections for periods prior to and including the date of the Separation. In addition, we will generally have the right to control the conduct and disposition of any audits or other proceeding with regard to such periods. In addition, from and after the distribution date of the Separation, we will be entitled to any refund or credit for such periods.

We included in the cash allocation made to Sabra pursuant to the Distribution Agreement, an amount equal to an estimate of such unpaid taxes described above for the 2010 taxable year. We will only indemnify Sabra against such taxes if, and to the extent, such taxes exceed such estimate. With respect to any period in which Sabra has made or will make an election to be taxed as a real estate investment trust (“REIT”), we will not make any indemnity payments to Sabra in an amount that could cause Sabra to fail to qualify as a REIT. The unpaid amount, if any, of such indemnity will be placed in escrow and will be paid to Sabra only upon the satisfaction of certain conditions related to the REIT income requirements under the Code. Any such amount held in escrow after five years will be released back to us.

The Tax Allocation Agreement is not binding on the IRS or any other governmental entity and does not affect the liability of each of us, Sabra, and their respective subsidiaries and affiliates, to the IRS or any other governmental authority for all U.S. federal, state or local or non-U.S. taxes of the Old Sun consolidated group relating to periods through the distribution date for the Separation. Accordingly, although the Tax Allocation Agreement will allocate tax liabilities between us and Sabra, either Sabra and its subsidiaries or we and our subsidiaries could be liable for tax liabilities not as allocated under the Tax Allocation Agreement in the event that any tax liability is not discharged by the other party.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTARY DATA (UNAUDITED)
QUARTERLY FINANCIAL DATA

The following tables reflect unaudited quarterly financial data for fiscal years 2011 and 2010 (in thousands, except per share data):

	For the Year Ended
	December 31, 2011
	Fourth	Third	Second	First
	Quarter	Quarter (a)	Quarter	Quarter	Total

Total net revenues	$472,919	$485,850	$487,674	$483,897	$1,930,340

(Loss) income from continuing operations	$(9)	$(308,366)	$10,362	$8,451	$(289,562)
Loss from discontinued operations	$(410)	$(1,040)	$(416)	$(338)	$(2,204)
Net (loss) income	$(419)	$(309,406)	$9,946	$8,113	$(291,766)

Basic earnings per common and common equivalent share:
(Loss) income from continuing operations	$—	$(11.77)	$0.40	$0.33	$(11.10)
Loss from discontinued operations	(0.02)	(0.04)	(0.02)	(0.01)	(0.09)
Net (loss) income	$(0.02)	$(11.81)	$0.38	$0.32	$(11.19)

Diluted earnings per common and common equivalent share:
(Loss) income from continuing operations	$—	$(11.77)	$0.40	$0.33	$(11.10)
Loss from discontinued operations	(0.02)	(0.04)	(0.02)	(0.02)	(0.09)
Net (loss) income	$(0.02)	$(11.81)	$0.38	$0.31	$(11.19)

Weighted average number of common and common equivalent shares outstanding:
Basic	26,216	26,203	26,146	25,740	26,083
Diluted	26,216	26,203	26,187	25,838	26,083

(a)                     Includes a pretax loss on asset impairment of $317.1 million.

1

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTARY DATA (UNAUDITED)
QUARTERLY FINANCIAL DATA

	For the Year Ended
	December 31, 2010
	Fourth	Third	Second	First
	Quarter (a)	Quarter	Quarter	Quarter	Total

Total net revenues	$480,771	$473,411	$471,908	$470,415	$1,896,505

(Loss) income from continuing operations	$(32,240)	$8,033	$10,625	$10,802	$(2,780)
Loss from discontinued operations	$(136)	$(477)	$(652)	$(605)	$(1,870)

Net (loss) income	$(32,376)	$7,556	$9,973	$10,197	$(4,650)

Basic earnings per common and common equivalent share:
(Loss) income from continuing operations	$(1.25)	$0.39	$0.72	$0.74	$(0.14)
Loss from discontinued operations	(0.01)	(0.02)	(0.04)	(0.05)	(0.10)
Net (loss) income	$(1.26)	$0.37	$0.68	$0.69	$(0.24)

Diluted earnings per common and common equivalent share:
(Loss) income from continuing operations	$(1.25)	$0.39	$0.71	$0.73	$(0.14)
Loss from discontinued operations	(0.01)	(0.02)	(0.04)	(0.04)	(0.10)
Net (loss) income	$(1.26)	$0.37	$0.67	$0.69	$(0.24)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,791	20,529	14,744	14,678	19,280
Diluted	25,791	20,550	14,863	14,828	19,280

(a)                     Includes certain pretax amounts related to year-end charges due to the Separation, consisting primarily of $29.1 million of transaction costs and $29.2 million of loss on extinguishment of debt.

2

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTARY DATA (UNAUDITED)

INSURANCE RESERVES

Activity in our insurance reserves as of and for the three months ending December 31, 2011 and 2010 is as follows (in thousands):

	Professional Liability	Workers’ Compensation	Total

Balance as of September 30, 2010	$98,953	$68,794	$167,747
Current year provision, continuing operations	7,690	6,314	14,004
Current year provision, discontinued operations	3	5	8
Prior year reserve adjustments, continuing operations	13,100	—	13,100
Claims paid, continuing operations	(6,278)	(4,990)	(11,268)
Claims paid, discontinued operations	(930)	(417)	(1,347)
Amounts paid for administrative services and other	(667)	(1,221)	(1,888)
Balance as of December 31, 2010	$111,871	$68,485	$180,356

	Professional	Workers’
	Liability	Compensation	Total

Gross balance, beginning of period	$109,685	$97,513	$207,198
Less: anticipated insurance recoveries	(2,273)	(26,150)	(28,423)
Net balance, beginning of period	$107,412	$71,363	$178,775

Current year provision, continuing operations	9,867	5,381	15,248
Current year provision, discontinued operations	90	75	165
Prior year reserve adjustment, continuing operations	6,600	(6,600)	—
Claims paid, continuing operations	(5,055)	(4,186)	(9,241)
Claims paid, discontinued operations	(125)	(335)	(460)
Amounts paid for administrative services and other	(322)	(386)	(708)

Net balance, end of period	$118,467	$65,312	$183,779
Plus: anticipated insurance recoveries	2,390	21,930	24,320
Gross balance, end of period	$120,857	$87,242	$208,099

3

SCHEDULE II

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Column A	Column B	Column C	Column D	Column E
	Balance at	Charged to	Additions		Balance at
	Beginning	Costs and	Charged to	Deductions	End of
Description	of Period	Expenses(1)	Other Accounts(2)	Other(3)	Period
Year ended December 31, 2011
Allowance for doubtful accounts	$64,883	$25,798	$—	$(23,041)	$67,640
Other receivables reserve (4)	$319	$170	$—	$	$489
Allowance for deferred tax assets	$18,126	$104	$—	$(342)	$17,888

Year ended December 31, 2010
Allowance for doubtful accounts	$54,120	$21,175	$—	$(10,412)	$64,883
Other receivables reserve (4)	$234	$85	$—	$—	$319
Allowance for deferred tax assets	$27,572	$—	$—	$(9,446)	$18,126

Year ended December 31, 2009
Allowance for doubtful accounts	$43,769	$21,196	$214	$(11,059)	$54,120
Other receivables reserve (4)	$234	$—	$—	$—	$234
Allowance for deferred tax assets	$34,321	$—	$—	$(6,749)	$27,572

(1)                                 Charges included in (adjustment) provision for losses on accounts receivable of $521, $784, and $339 for the years ended December 31, 2011, 2010, and 2009, respectively, related to discontinued operations.

(2)                                 Column C primarily represents increases that resulted from acquisition activity (see Note 5 — “Acquisitions”).

(3)                                 Column D primarily represents write offs and recoveries of receivables that have been fully reserved or valuation allowance on deferred tax assets transferred to Sabra (see Note 9 — “Income Taxes”).

(4)                                 The other receivables reserve is classified in prepaid and other assets on our consolidated balance sheets.  Other receivables, net of reserves, were $13,827, $5,947, and $10,198 as of December 31, 2011, 2010 and 2009, respectively.

4

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

Index

September 30, 2012

Page Numbers

Financial Statements	2

Consolidated Balance Sheets (unaudited)	2
As of September 30, 2012
As of December 31, 2011

Consolidated Statements of Comprehensive Income (unaudited)	4
For the three months ended September 30, 2012 and 2011
For the nine months ended September 30, 2012 and 2011

Consolidated Statements of Cash Flows (unaudited)	6
For the three months ended September 30, 2012 and 2011
For the nine months ended September 30, 2012 and 2011

Notes to Consolidated Financial Statements (unaudited)	7

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

ASSETS

(in thousands)

	September 30, 2012	December 31, 2011

Current assets:
Cash and cash equivalents	$63,801	$57,908
Restricted cash	14,252	15,706
Accounts receivable, net of allowance for doubtful accounts of $59,728 and $67,640 at September 30, 2012 and December 31, 2011, respectively	199,787	202,229
Prepaid expenses and other assets	27,323	29,075
Assets held for sale	4,946	—
Deferred tax assets	61,629	63,170

Total current assets	371,738	368,088

Property and equipment, net	143,288	148,298
Intangible assets, net	33,358	35,294
Goodwill	34,905	34,496
Restricted cash, non-current	354	353
Deferred tax assets	125,409	123,974
Other assets	40,792	45,163
Total assets	$749,844	$755,666

See accompanying notes.

CONSOLIDATED BALANCE SHEETS (unaudited) (CONTINUED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	September 30, 2012	December 31, 2011
Current liabilities:
Accounts payable	$47,427	$55,888
Accrued compensation and benefits	58,212	61,101
Accrued self-insurance obligations, current portion	58,273	57,810
Other accrued liabilities	47,602	43,139
Current portion of long-term debt and capital lease obligations	944	1,017
Total current liabilities	212,458	218,955

Accrued self-insurance obligations, net of current portion	158,224	157,267
Long-term debt and capital lease obligations, net of current portion	87,989	88,768
Unfavorable lease obligations, net	5,268	7,110
Other long-term liabilities	55,500	58,110
Total liabilities	519,439	530,210

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $.01 par value, authorized 3,333 shares, zero shares issued and outstanding as of September 30, 2012 and December 31, 2011	—	—
Common stock of $.01 par value, authorized 41,667 shares, 25,538 and 25,146 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	255	251
Additional paid-in capital	731,473	726,861
Accumulated deficit	(499,907)	(500,427)
Accumulated other comprehensive loss, net	(1,416)	(1,229)
Total stockholders’ equity	230,405	225,456
Total liabilities and stockholders’ equity	$749,844	$755,666

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)

(in thousands, except per share data)

	For the Three Months Ended
	September 30, 2012	September 30, 2011

Total net revenues	$460,470	$468,676
Costs and expenses:
Operating salaries and benefits	259,379	263,932
Self-insurance for workers’ compensation and general and professional liability insurance	15,237	14,545
Operating administrative expenses	10,635	12,962
Other operating costs	97,619	93,705
Center rent expense	36,647	35,952
General and administrative expenses	14,447	14,825
Depreciation and amortization	8,654	8,163
Provision for losses on accounts receivable	5,250	4,604
Interest, net of interest income of $94 and $103, respectively	4,458	4,834
Transaction costs	1,034	—
Loss on sale of assets, net	189	809
Restructuring costs	—	2,426
Loss on asset impairment	—	317,091
Total costs and expenses	453,549	773,848

Income (loss) before income taxes and discontinued operations	6,921	(305,172)
Income tax expense	2,932	2,203
Income (loss) from continuing operations	3,989	(307,375)

Loss from discontinued operations, net	(2,702)	(2,031)

Net income (loss)	$1,287	$(309,406)

Other comprehensive loss, net of tax:
Loss from cash flow hedge, net of related tax benefit of $24 and $357, respectively	(36)	(535)
Other comprehensive loss, net of tax	(36)	(535)

Comprehensive income (loss)	$1,251	$(309,941)

Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.15	$(11.73)
Loss from discontinued operations, net	(0.10)	(0.08)
Net income (loss)	$0.05	$(11.81)

Diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.15	$(11.73)
Loss from discontinued operations, net	(0.10)	(0.08)
Net income (loss)	$0.05	$(11.81)

Weighted average number of common and common equivalent shares outstanding:
Basic	27,082	26,203
Diluted	27,082	26,203

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)

(in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2012	September 30, 2011

Total net revenues	$1,376,105	$1,405,558
Costs and expenses:
Operating salaries and benefits	779,976	789,874
Self-insurance for workers’ compensation and general and professional liability insurance	43,744	43,643
Operating administrative expenses	34,744	39,333
Other operating costs	289,614	276,999
Center rent expense	109,546	107,394
General and administrative expenses	46,537	45,156
Depreciation and amortization	25,588	23,241
Provision for losses on accounts receivable	15,157	14,198
Interest, net of interest income of $229 and $243, respectively	13,297	14,688
Transaction costs	2,871	—
Loss on sale of assets, net	189	809
Restructuring costs	—	2,728
Loss on asset impairment	—	317,091
Total costs and expenses	1,361,263	1,675,154

Income (loss) before income taxes and discontinued operations	14,842	(269,596)
Income tax expense	6,021	16,715
Income (loss) from continuing operations	8,821	(286,311)

Loss from discontinued operations, net	(8,301)	(5,036)

Net income (loss)	$520	$(291,347)

Other comprehensive loss, net of tax:
Loss from cash flow hedge, net of related tax benefit expense of $124 and $769, respectively	(263)	(1,153)
Other comprehensive loss, net of tax	(263)	(1,153)

Comprehensive income (loss)	$257	$(292,500)

Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.33	$(11.00)
Loss from discontinued operations, net	(0.31)	(0.19)
Net income (loss)	$0.02	$(11.19)

Diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.33	$(11.00)
Loss from discontinued operations, net	(0.31)	(0.19)
Net income (loss)	$0.02	$(11.19)

Weighted average number of common and common equivalent shares outstanding:
Basic	26,732	26,038
Diluted	26,732	26,038

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net income (loss)	$1,287	$(309,406)	$520	$(291,347)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, including discontinued operations:
Depreciation and amortization	8,654	8,335	25,740	23,879
Amortization of favorable and unfavorable lease intangibles	(507)	(492)	(1,527)	(1,466)
Provision for losses on accounts receivable	5,403	4,975	15,866	15,479
Loss on sale of assets, including discontinued operations, net	188	1,925	257	1,925
Loss on asset impairment	—	317,091	—	317,091
Stock-based compensation expense	1,233	2,359	5,041	5,160
Deferred taxes	386	(105)	229	9,871
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7,641	23	(13,568)	(12,555)
Restricted cash	78	52	1,453	(1,876)
Prepaid expenses and other assets	1,800	(1,600)	4,125	(1,410)
Accounts payable	2,756	1,595	(7,358)	(1,906)
Accrued compensation and benefits	(5,666)	(11,717)	(2,889)	(12,298)
Accrued self-insurance obligations	3,821	3,618	1,420	(294)
Other accrued liabilities	(36)	2,104	4,386	1,158
Other long-term liabilities	(667)	(880)	(2,920)	(2,098)
Net cash provided by operating activities	26,371	17,877	30,775	49,313

Cash flows from investing activities:
Capital expenditures	(6,722)	(14,190)	(24,551)	(32,346)
Proceeds from sale of assets	781	1,809	781	1,809
Acquisitions, net of cash acquired	—	—	(260)	(356)
Net cash used for investing activities	(5,941)	(12,381)	(24,030)	(30,893)

Cash flows from financing activities:
Principal repayments of long-term and capital lease obligations	(277)	(2,806)	(852)	(8,404)
Net cash used for financing activities	(277)	(2,806)	(852)	(8,404)

Net increase in cash and cash equivalents	20,153	2,690	5,893	10,016
Cash and cash equivalents at beginning of period	43,648	88,489	57,908	81,163
Cash and cash equivalents at end of period	$63,801	$91,179	$63,801	$91,179

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1)  Nature of Business

References throughout this document to the Company include Sun Healthcare Group, Inc. and our consolidated subsidiaries. In accordance with the Securities and Exchange Commission’s “Plain English” guidelines, this report has been written in the first person. In this document, the words “we,” “our” and “us” refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

Our subsidiaries provide long-term, post-acute and related specialty healthcare in the United States.  We operate through three principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, and (iii) medical staffing services.  Inpatient services represent the most significant portion of our business.  Our continuing operations include 190 healthcare centers in 23 states as of September 30, 2012.

Pending Merger with Genesis HealthCare LLC

On June 20, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Genesis HealthCare LLC, a Delaware limited liability company (“Genesis”), and Jam Acquisition LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Genesis (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into us, with us continuing as the surviving corporation and an indirect wholly-owned subsidiary of Genesis (the “Merger”). Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of our common stock, other than treasury shares, shares held by us (other than shares held in a fiduciary capacity that are beneficially owned by third parties), Genesis, Merger Sub or any wholly-owned subsidiary of Genesis or us and shares held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $8.50 in cash, without interest (the “Merger Consideration”). At the effective time of the Merger, outstanding equity awards with respect to shares of our common stock (whether vested or unvested) will be canceled and converted into the right to receive a cash amount equal to the difference between the Merger Consideration and the exercise price, if any, of such awards. We anticipate that the total amount of funds necessary to pay the aggregate Merger Consideration will be approximately $230 million, not including refinancing of our existing indebtedness or payment of related transaction fees and expenses.

In connection with the proposed Merger, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on August 8, 2012.  Our stockholders approved the proposed Merger at a special stockholders meeting on September 5, 2012.  The transaction is expected to close in December 2012 subject to the satisfaction of customary closing conditions, including, among other things, (i) the receipt of remaining regulatory approvals, (ii) the absence of any law or order prohibiting the consummation of the Merger, (iii) subject to certain materiality exceptions, the accuracy of our representations and warranties in the Merger Agreement, (iv) the performance in all material respects of our covenants in the Merger Agreement, (v) the absence of any material adverse effect on us between June 20, 2012 and consummation of the Merger and (vi) compliance by us with our obligations under certain third party contracts.

Transaction Costs

During the three and nine months ended September 30, 2012, we incurred $1.0 million and $2.9 million, respectively, of transaction costs in connection with the pending merger with Genesis.  These costs consist primarily of legal fees and financial advisory fees.

Other Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with our customary accounting practices and accounting principles generally accepted in the United States (“GAAP”) for interim financial statements.  In our opinion, the accompanying interim consolidated financial statements are a fair statement of our financial position at September 30, 2012, and our consolidated results of operations and cash flows for the three and nine month periods ended September 30, 2012 and 2011.  These statements are unaudited, and certain information and footnote disclosures normally included in our annual consolidated financial statements have been condensed or omitted, as permitted under the applicable rules and regulations of the Securities and Exchange Commission.  The accompanying unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring items.  Readers of these statements should refer to our audited consolidated financial statements and notes thereto for the year ended December 31, 2011, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”).

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of significant contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of impairment for goodwill and other long-lived assets, third-party payor settlements, allowances for doubtful accounts, self-insurance obligations, loss accruals and income taxes. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued an Accounting Standards Update in June 2011 regarding the presentation of comprehensive income within financial statements.  GAAP now requires that comprehensive income and its components of net income and other comprehensive income be presented in either (1) a single continuous statement of comprehensive income or (2) two separate but consecutive statements.  This new guidance is now effective for us and our accompanying consolidated financial statements have been presented with one single continuous statement of comprehensive income.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the 2012 financial statement presentation.  We have reclassified the results of operations of nine skilled nursing centers of our Inpatient Services segment (see Note 4 — “Discontinued Operations”) for all periods presented to discontinued operations within the consolidated statements of comprehensive income, in accordance with GAAP.

(2)  Long-Term Debt, Capital Lease Obligations and Hedging Arrangements

Long-term debt and capital lease obligations consisted of the following as of the periods indicated (in thousands):

	September 30, 2012	December 31, 2011
Revolving loans	$—	$—
Mortgage note payable due monthly through 2014, interest at a rate of 8.5%, collateralized by real property with carrying values totaling $0.7 million	1,498	2,076
Term loans	87,298	87,389
Capital leases	137	320
Total long-term obligations	88,933	89,785
Less amounts due within one year	(944)	(1,017)
Long-term obligations, net of current portion	$87,989	$88,768

The scheduled or expected maturities of long-term obligations as of September 30, 2012, were as follows (in thousands):

For the twelve months ending September 30:
2013	$944
2014	691
2015	—
2016	—
2017	87,298
$88,933

We manage interest expense using a mix of fixed and variable rate debt, and, to help manage borrowing costs, we may enter into interest rate swap agreements. Under these arrangements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.   We also may enter into interest rate cap agreements that effectively limit the maximum interest rate that we pay on an agreed to notional principal amount.  We use interest rate hedges to manage interest rate risk related to borrowings.  Our intent is to only enter into such arrangements that qualify for hedge accounting treatment in accordance with GAAP.  Accordingly, we designate all such arrangements as cash-flow hedges and perform initial and quarterly effectiveness testing using the hypothetical derivative method.  To the extent that such arrangements are effective hedges, changes in fair value are recognized through other comprehensive income.  Ineffectiveness, if any, would be recognized in earnings.

Our credit agreement requires that at least 50% of our term loans be subject to at least a three-year hedging agreement. To satisfy this requirement, we executed two hedging instruments on January 18, 2011: a two-year interest rate cap and a two-year “forward starting” interest rate swap.  The two-year interest rate cap limits our exposure to increases in interest rates for $82.5 million of debt through December 31, 2012.  This cap is effective when LIBOR rises above 1.75%, effectively fixing the interest rate on $82.5 million of our term loans at 8.75% through December 31, 2012.  The fee for this interest rate cap arrangement was $0.3 million, which will be amortized to interest expense over the life of the arrangement.  The two-year “forward starting” interest rate swap effectively converts the interest rate on $82.5 million of our term loans to a fixed rate from January 1, 2013 through December 31, 2014.  LIBOR is fixed at 3.185%, making the all-in rate effectively a fixed 10.185% for this portion of the term loans.  There was no fee for this swap agreement.  Both arrangements qualify for hedge accounting treatment.

The fair values of our hedging agreements as presented in the consolidated balance sheets are as follows (in thousands):

Derivatives
	September 30, 2012		December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:	Other Long-Term		Other Long-Term
Interest rate hedging agreements	Liabilities	$2,359	Liabilities	$2,049

The effect of the interest rate swap agreements on our consolidated comprehensive income, net of related taxes, for the three months ended September 30 is as follows (in thousands):

	Amount of Loss in Other Comprehensive Loss		Gain Reclassified from Accumulated Other Comprehensive Loss to Income (ineffective portion)
	2012	2011	2012	2011
Derivatives designated as cash flow hedges:
Interest rate hedging agreements	$36	$535	$—	$—

The effect of the interest rate swap agreements on our consolidated comprehensive income, net of related taxes, for the nine months ended September 30 is as follows (in thousands):

	Amount of Loss in Other Comprehensive Loss		Gain Reclassified from Accumulated Other Comprehensive Income to Income (ineffective portion)
	2012	2011	2012	2011
Derivatives designated as cash flow hedges:
Interest rate hedging agreements	$263	$1,153	$—	$—

(3)  Fair Value of Financial Instruments

The estimated fair values of our financial instruments were as follows (in thousands):

	September 30, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$63,801	$63,801	$57,908	$57,908
Restricted cash	$14,606	$14,606	$16,059	$16,059
Long-term debt and capital lease obligations, including current portion	$88,933	$88,975	$89,785	$74,545
Interest rate hedging agreements	$2,359	$2,359	$2,049	$2,049

The cash and cash equivalents and restricted cash carrying amounts approximate fair value because of the short maturity of these instruments. At September 30, 2012 and December 31, 2011, the fair value of our long-term debt, including current maturities, and our interest rate hedging agreements was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

GAAP establishes a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The applicable guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted market prices in active markets for identical assets or liabilities.

Level 2:

Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability.

We endeavor to utilize the best available information in measuring fair value.  The following tables summarize the valuation of our financial instruments by the above pricing levels as of September 30, 2012 and December 31, 2011, respectively (in thousands):

	September 30, 2012
	Total	Unadjusted Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)
Interest rate hedging agreements — liability	$2,359	$—	$2,359

	December 31, 2011
	Total	Unadjusted Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)
Interest rate hedging agreements - liability	$2,049	$—	$2,049

We currently have no other financial instruments subject to fair value measurement on a recurring basis.  The fair value for our cash and cash equivalents and restricted cash disclosed above were determined by Level 1 valuation techniques and our long-term debt and capital lease obligations fair value above was determined by Level 2 valuation techniques.

(4) Discontinued Operations

The results of operations of assets to be disposed of, disposed assets and the losses related to these divestitures have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of comprehensive income as their operations and cash flows have been (or will be) eliminated from our ongoing operations and we will not have any significant continuing involvement in their operations after their disposal.

During the nine months ended September 30, 2012, we developed plans to dispose of eight skilled nursing centers and one assisted living center, which are classified as discontinued operations.  The disposal plans for these centers involves the sale of the centers to unaffiliated third-party operators.  All of these centers are located in either the Oklahoma or the Rhode Island markets.  All of the centers described above were formerly part of our Inpatient Services segment, and their historical results have been reclassified to discontinued operations for all periods presented in accordance with GAAP.  As of September 30, 2012, the $4.9 million in assets held for sale for these centers consisted of (i) a net carrying amount of $3.2 million of property and equipment, (ii) $1.2 million of other non-current assets and (iii) $0.5 million of prepaid expenses and other assets.

A summary of the discontinued operations for the periods presented is as follows (in thousands):

	For the Three Months Ended
	September 30, 2012			September 30, 2011
	Inpatient Services	Other	Total	Inpatient Services	Other	Total
Net operating revenues	$12,330	$—	$12,330	$17,998	$—	$17,998

Loss from discontinued operations, net (1)	$(2,690)	$(12)	$(2,702)	$(2,020)	$(11)	$(2,031)

(1)         Net of related tax benefit of $1,727 and $1,313, respectively

	For the Nine Months Ended
	September 30, 2012			September 30, 2011
	Inpatient Services	Other	Total	Inpatient Services	Other	Total
Net operating revenues	$42,631	$—	$42,631	$57,676	$—	$57,676

Loss from discontinued operations, net (1)	$(8,283)	$(18)	$(8,301)	$(5,007)	$(29)	$(5,036)

(1)         Net of related tax benefit of $4,378 and $3,276, respectively

(5)  Commitments and Contingencies

(a) Insurance

We self-insure for certain insurable risks, including general and professional liabilities, workers’ compensation liabilities and employee health insurance liabilities, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Insurance reserves represent estimates of future claims payments.  This liability includes an estimate of the development of reported losses and losses incurred but not reported.  Provisions for changes in insurance reserves are made in the period of the related coverage.  An independent actuarial analysis is prepared twice a year to assist management in determining the adequacy of the self-insurance obligations booked as liabilities in our financial statements.  The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any adjustments resulting from such reviews are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

We evaluate the adequacy of our self-insurance reserves on a quarterly basis and perform detailed actuarial analyses semi-annually in the second and fourth quarters. The analyses use generally accepted actuarial methods in evaluating the workers’ compensation reserves and general and professional liability reserves.  For both the workers’ compensation reserves and the general and professional liability reserves, those methods include reported and paid loss development methods, expected loss method and the reported and paid Bornhuetter-Ferguson methods.  Reported loss methods focus on development of case reserves for incurred losses through claims closure.  Paid loss methods focus on development of claims actually paid to date.  Expected loss methods are based upon an anticipated loss per unit of measure.  The Bornhuetter-Ferguson method is a combination of loss development methods and expected methods.

The foundation for most of these methods is our actual historical reported and/or paid loss data, over which we have effective internal controls.  We utilize third-party administrators (“TPAs”) to process claims and to provide us with the data utilized in our semi-annual actuarial analyses.  The TPAs are under the oversight of our in-house risk management and legal functions.  The purpose of these functions is to properly administer the claims so that the historical data is reliable for estimation purposes.  Case reserves, which are approved by our legal and risk management departments, are determined based on our estimate of the ultimate settlement of individual claims.  In instances where our historical data are not statistically credible, stable, or mature, we supplement our experience with skilled nursing industry benchmark reporting and payment patterns.

The use of multiple methods tends to eliminate any biases that one particular method might have.  Management’s judgment based upon each method’s inherent limitation is applied when weighting the results of each method.  The results of each of the methods are estimates of ultimate losses which include the case reserves plus an estimate for future development of these reserves based on past trends, and an estimate for losses incurred but not reported. These results are compared by accident year, and an estimated unpaid loss and allocated loss adjustment expense is determined for the open accident years based on judgment reflecting the range of estimates produced by the methods.

Activity in our professional liability and workers’ compensation self-insurance reserves as of and for the periods ended September 30, 2012 and 2011 is as follows (in thousands):

	For the Three Months Ended September 30, 2012			For the Nine Months Ended September 30, 2012
	Professional Liability	Workers’ Compensation	Total	Professional Liability	Workers’ Compensation	Total
Gross balance, beginning of period	$118,506	$87,942	$206,448	$120,856	$87,241	$208,097
Less: anticipated insurance recoveries	(2,388)	(22,268)	(24,656)	(2,390)	(21,930)	(24,320)
Net balance, beginning of period	$116,118	$65,674	$181,792	$118,466	$65,311	$183,777

Current year provision, continuing operations	8,135	7,102	15,237	23,770	19,974	43,744
Current year provision, discontinued operations	467	326	793	1,501	1,177	2,678
Claims paid, continuing operations	(4,819)	(3,775)	(8,594)	(17,933)	(12,678)	(30,611)
Claims paid, discontinued operations	(1,664)	(613)	(2,277)	(5,847)	(1,598)	(7,445)
Amounts paid for administrative services and other	(649)	(1,674)	(2,323)	(2,369)	(5,146)	(7,515)

Net balance, end of period	$117,588	$67,040	$184,628	$117,588	$67,040	$184,628
Plus: anticipated insurance recoveries	2,388	22,268	24,656	2,388	22,268	24,656
Gross balance, end of period	$119,976	$89,308	$209,284	$119,976	$89,308	$209,284

	For the Three Months Ended September 30, 2011			For the Nine Months Ended September 30, 2011
	Professional Liability	Workers’ Compensation	Total	Professional Liability	Workers’ Compensation	Total
Gross balance, beginning of period	$109,315	$96,186	$205,501	$113,971	$96,585	$210,556
Less: anticipated insurance recoveries	(2,273)	(26,150)	(28,423)	(2,100)	(28,100)	(30,200)
Net balance, beginning of period	$107,042	$70,036	$177,078	$111,871	$68,485	$180,356

Current year provision, continuing operations	7,664	6,881	14,545	23,012	20,631	43,643
Current year provision, discontinued operations	482	388	870	1,431	1,180	2,611
Claims paid, continuing operations	(6,382)	(3,709)	(10,091)	(24,174)	(12,425)	(36,599)
Claims paid, discontinued operations	(604)	(515)	(1,119)	(2,330)	(1,378)	(3,708)
Amounts paid for administrative services and other	(788)	(1,718)	(2,506)	(2,396)	(5,130)	(7,526)

Net balance, end of period	$107,414	$71,363	$178,777	$107,414	$71,363	$178,777
Plus: anticipated insurance recoveries	2,273	26,150	28,423	2,273	26,150	28,423
Gross balance, end of period	$109,687	$97,513	$207,200	$109,687	$97,513	$207,200

The anticipated insurance recoveries relate primarily to our workers’ compensation programs associated with policy years 1996 through 2001 where the claim losses have exceeded the policies’ aggregate retention limits. Obligations above these retention limits are covered by our excess insurance carriers, which all have carrier ratings of at least “A,”

“XIV” or better.

A summary of the assets and liabilities related to insurance risks at September 30, 2012 and December 31, 2011 is as indicated below (in thousands):

	September 30, 2012			December 31, 2011
	Professional Liability	Workers’ Compensation	Total	Professional Liability	Workers’ Compensation	Total
Assets:
Restricted cash (1)
Current	$5,725	$8,330	$14,055	$6,254	$9,332	$15,586
Non-current	—	—	—	—	—	—
	$5,725	$8,330	$14,055	$6,254	$9,332	$15,586

Anticipated insurance recoveries (2)
Current	$483	$2,820	$3,303	$524	$2,730	$3,254
Non-current	1,905	19,448	21,353	1,866	19,200	21,066
	$2,388	$22,268	$24,656	$2,390	$21,930	$24,320
Total Assets	$8,113	$30,598	$38,711	$8,644	$31,262	$39,906

Liabilities:
Self-insurance liabilities (3)(4)
Current	$29,442	$21,618	$51,060	$28,758	$22,074	$50,832
Non-current	90,534	67,690	158,224	92,099	65,168	157,267
Total Liabilities	$119,976	$89,308	$209,284	$120,857	$87,242	$208,099

(1)         Total restricted cash includes cash collateral deposits posted and other cash deposits held by third parties.  Total restricted cash above excludes $551 and $473 at September 30, 2012 and December 31, 2011, respectively, held for bank collateral, various mortgages, bond payments and capital expenditures on HUD-insured buildings.

(2)         Anticipated insurance recovery assets are presented as Other Assets (both current and long-term) in our September 30, 2012 and December 31, 2011 consolidated balance sheets.

(3)         Total self-insurance liabilities above exclude $7,213 and $6,978 at September 30, 2012 and December 31, 2011, respectively, related to our employee health insurance liabilities.

(4)         Total self-insurance liabilities for workers’ compensation claims are collateralized, in addition to the restricted cash, by letters of credit of $57,438 as of September 30, 2012 and $55,335 as of December 31, 2011.

(b)  Litigation

Between June 27, 2012 and July 16, 2012, we, the members of our Board of Directors, Genesis and Merger Sub were named as defendants in connection with the transactions contemplated by the Merger Agreement in four separate purported class action lawsuits that were filed in the Superior Court of the State of California, County of Orange and in a purported class action lawsuit filed in the Court of Chancery of the State of Delaware. The Delaware lawsuit was subsequently dismissed without prejudice and the Delaware plaintiff then filed a complaint in the Superior Court of the State of California, County of Orange on July 31, 2012. On August 3, 2012, the parties to the initial four California lawsuits executed a stipulation to consolidate the first four California actions, including any subsequently filed actions with similar allegations relating to the transaction (including the action filed on July 31, 2012). The amended complaint filed in the purported consolidated action alleges, among other things, that our directors breached their fiduciary duties to our stockholders in entering into the Merger Agreement pursuant to an unfair process, and that we, Genesis and Merger Sub aided and abetted the alleged breaches of fiduciary duties. In addition, the complaint filed on July 31, 2012 alleges that the preliminary proxy statement filed by Sun on July 12, 2012 omitted or misrepresented material information. The lawsuits sought, among other things, to enjoin consummation of the Merger.

In order to minimize the expense of defending the lawsuits, to avoid the risk of delaying or adversely affecting the

Merger and the related transactions and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the Merger, on August 29, 2012, we entered into a memorandum of understanding with the plaintiffs regarding the terms of a proposed settlement of the lawsuits, which would include the dismissal with prejudice of all claims against all of the defendants.  Pursuant to the memorandum of understanding, Sun agreed to provide certain additional disclosures, which were included in a proxy supplement filed with the SEC on August 29, 2012. The proposed settlement is subject to customary conditions, including the execution of an appropriate stipulation of settlement and court approval following notice to Sun’s stockholders. There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the court will approve any proposed settlement, or that any eventual settlement will be under the same terms as those contemplated by the memorandum of understanding. The proposed settlement will not affect the amount of the Merger Consideration that our stockholders are entitled to receive in the Merger.

We are a party to various legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our centers and claims relating to employment and commercial matters.  The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties.  Although we intend to vigorously defend ourselves in these matters, there can be no assurance that the outcomes of these matters will not have a material adverse effect on our results of operations, financial condition or cash flows.  In certain states in which we have operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions.  There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in an industry that is extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, the industries in which we operate are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is found to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief; and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations or cash flows.

In November 2010, a jury verdict was rendered in a Kentucky state court against us for $2.75 million in compensatory damages and $40 million in punitive damages. On February 25, 2011, the trial court judge reduced the punitive damage award to $24.75 million.  The case involves claims for professional negligence resulting in wrongful death.  We disagree with the jury’s verdict and believe that it is not supported by the facts of the case or applicable law.  Our appeal is currently pending with the Kentucky Court of Appeals.  We believe our reserves are adequate for this matter.

(c)  Other Inquiries

From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing centers. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such centers, may be held financially responsible for such overpayments. At this time, we are unable to predict the outcome of any existing or future examinations.

(d)  Genesis Termination Fee

The Merger Agreement contains customary representations and warranties and pre-closing covenants. It contains termination provisions for each of us and Genesis, and provides that in certain specified circumstances, we must pay Genesis a termination fee equal to $6.9 million and up to $1.0 million of reasonable, out-of-pocket expenses incurred by Genesis in connection with the Merger Agreement.

(6)  Income Taxes

The provision for income taxes of $2.9 million and $6.0 million for the three and nine months ended September 30, 2012, respectively, results in an effective tax rate of approximately 42% and 41%, respectively. The provision for income taxes was $2.2 million and $16.7 million for the three and nine months ended September 30, 2011, respectively.  Excluding the impact of the $317.1 million loss on asset impairment and its related $1.8 million income tax benefit, the effective tax rate would have been approximately 33%  and 39% for the three and nine months ended September 30, 2011, respectively. The rates for 2012 and 2011 differ from the statutory tax rate of 35% primarily due to state taxes.

The realization of our deferred tax assets is dependent upon generation of taxable income during periods in which deductions and/or credits can be utilized.  As a result, we consider the level of historical taxable income, historical non-recurring credits and charges, the scheduled reversal of deferred tax liabilities, tax-planning strategies and projected future taxable income in determining the amount of the valuation allowance.  The valuation allowance of $17.9 million at September 30, 2012 and December 31, 2011 relates primarily to state net operating loss (“NOL”) carryforwards and other deferred tax assets for which realization is uncertain.

In evaluating the need to establish a valuation allowance on our net deferred tax assets, all items of positive evidence (e.g., future sources of taxable income, including the ability to reliably forecast and to continue our mitigation initiatives implemented in 2011) and negative evidence (e.g., impact of the Centers for Medicare and Medicaid Services (“CMS”) final rule for skilled nursing facilities for the 2012 federal fiscal year, which commenced on October 1, 2011 (the “CMS Final Rule”) and subsequent impairment of goodwill in 2011) were considered.  We were in a cumulative pre-tax book loss of approximately $217 million for the three-year period ended December 31, 2011.  However, because approximately $324 million of the book expenses (principally related to our 2011 non-cash loss on asset impairment for goodwill and other intangibles) were not deductible for tax purposes, we generated taxable income and utilized existing net operating loss carryforwards in each of the last three years.  As a result of the negative impact of the CMS Final Rule on our business, we commenced a broad based mitigation initiative in 2011, which includes infrastructure cost reductions. Our ability to generate sufficient future taxable income to realize our deferred tax assets is dependent on our ability to continue our mitigation initiatives. Based upon our current estimates of future taxable income, we believe that we will more likely than not realize our net deferred tax assets.  However, if we are unable to continue realizing enough savings through our mitigation initiative to offset the negative impact of the CMS Final Rule, we may be required to increase our valuation allowance in future periods.

After consideration of the November 2010 restructuring of our former parent company, which, among other matters resulted in Sabra Health Care REIT, Inc. holding substantially all of our former parent’s owned real property, and utilization of NOL carryforwards through 2011, the Internal Revenue Code (“IRC”) Section 382 annual base limitation to be applied to our tax attribute carryforwards is approximately $7.4 million. Accordingly, our NOL and tax credit carryforwards have been reduced to take into account this limitation and the respective carryforward periods for these tax attributes.  As a result of unused IRC Section 382 limitations from prior years and post-ownership change NOLs, we estimate there is approximately $47.0 million of NOLs which can be used to offset U.S. taxable income in 2012.  Considering annual IRC Section 382 limitations and built-in gains, we estimate a total of approximately $144.9 million of utilizable NOL carryforwards to offset taxable income in 2012 and future years.

(7)  Segment Information

We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients.  Our reportable segments are composed of operating segments, which are aggregated, comprising strategic business units that provide different products and services. They are managed separately because each business has different marketing strategies due to differences in types of customers, distribution channels and capital resource needs.  More complete descriptions and accounting policies of the segments are described in Note 13 — “Segment Information” and Note 2 — “Summary of Significant Accounting Policies” of our 2011 Form 10-K.  The following tables summarize, for the periods indicated, operating results and other financial information, by business segment (in thousands):

As of and for the Three Months Ended September 30, 2012	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Corporate	Intersegment Eliminations	Consolidated

Revenues from external customers	$409,750	$29,032	$21,686	$2	$—	$460,470
Intersegment revenues	—	31,885	432	—	(32,317)	—
Total net revenues	409,750	60,917	22,118	2	(32,317)	460,470

Operating salaries and benefits	191,048	51,809	16,522	—	—	259,379
Self-insurance for workers’ compensation and general and professional liability insurance	14,237	601	335	64	—	15,237
Other operating costs	124,858	2,130	2,948	—	(32,317)	97,619
General and administrative expenses(1)	8,523	1,514	596	14,449	—	25,082
Provision for losses on accounts receivable	4,758	374	118	—	—	5,250
Segment operating income (loss)	$66,326	$4,489	$1,599	$(14,511)	$—	$57,903

Center rent expense	36,323	154	170	—	—	36,647
Depreciation and amortization	7,276	267	191	920	—	8,654
Interest, net	(53)	—	—	4,511	—	4,458
Net segment income (loss)	$22,780	$4,068	$1,238	$(19,942)	$—	$8,144

Identifiable segment assets	$381,223	$17,605	$19,806	$298,364	$20,915	$737,913
Goodwill	$30,297	$75	$4,533	$—	$—	$34,905
Segment capital expenditures	$6,081	$200	$40	$401	$—	$6,722

(1)         General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, restructuring costs,  transaction costs, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before restructuring costs, transaction costs, income tax expense and discontinued operations.

As of and for the Three Months Ended September 30, 2011	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Corporate	Intersegment Eliminations	Consolidated

Revenues from external customers	$418,097	$29,568	$20,996	$15	$—	$468,676
Intersegment revenues	—	32,791	757	—	(33,548)	—
Total net revenues	418,097	62,359	21,753	15	(33,548)	468,676

Operating salaries and benefits	193,403	54,298	16,231	—	—	263,932
Self-insurance for workers’ compensation and general and professional liability insurance	13,501	633	344	67	—	14,545
Other operating costs	121,890	2,374	2,989	—	(33,548)	93,705
General and administrative expenses(1)	10,112	2,309	540	14,826	—	27,787
Provision for losses on accounts receivable	4,460	73	71	—	—	4,604
Segment operating income (loss)	$74,731	$2,672	$1,578	$(14,878)	$—	$64,103

Center rent expense	35,642	140	170	—	—	35,952
Depreciation and amortization	6,770	236	187	970	—	8,163
Interest, net	(33)	—	—	4,867	—	4,834
Net segment income (loss)	$32,352	$2,296	$1,221	$(20,715)	$—	$15,154

Identifiable segment assets	$384,576	$16,254	$20,039	$343,550	$20,881	$785,300
Goodwill	$31,071	$75	$4,533	$—	$—	$35,679
Segment capital expenditures	$12,934	$149	$63	$1,044	$—	$14,190

(1)         General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, restructuring costs,  transaction costs, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before restructuring costs, transaction costs, income tax expense and discontinued operations.

As of and for the Nine Months Ended September 30, 2012	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Corporate	Intersegment Eliminations	Consolidated

Revenues from external customers	$1,220,673	$88,858	$66,559	$15	$—	$1,376,105
Intersegment revenues	—	98,152	1,982	—	(100,134)	—
Total net revenues	1,220,673	187,010	68,541	15	(100,134)	1,376,105

Operating salaries and benefits	570,169	158,170	51,637	—	—	779,976
Self-insurance for workers’ compensation and general and professional liability insurance	40,683	1,820	1,049	192	—	43,744
Other operating costs	374,346	6,991	8,411	—	(100,134)	289,614
General and administrative expenses(1)	26,624	6,284	1,831	46,542	—	81,281
Provision for losses on accounts receivable	13,802	1,154	201	—	—	15,157
Segment operating income (loss)	$195,049	$12,591	$5,412	$(46,719)	$—	$166,333

Center rent expense	108,606	432	508	—	—	109,546
Depreciation and amortization	21,420	778	562	2,828	—	25,588
Interest, net	(81)	—	(3)	13,381	—	13,297
Net segment income (loss)	$65,104	$11,381	$4,345	$(62,928)	$—	$17,902

Identifiable segment assets	$381,223	$17,605	$19,806	$298,364	$20,915	$737,913
Goodwill	$30,297	$75	$4,533	$—	$—	$34,905
Segment capital expenditures	$22,408	$758	$151	$1,234	$—	$24,551

(1)         General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, restructuring costs, transaction costs, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before restructuring costs, transaction costs, income tax expense and discontinued operations.

As of and for the Nine Months Ended September 30, 2011	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Corporate	Intersegment Eliminations	Consolidated

Revenues from external customers	$1,250,568	$89,645	$65,309	$36	$—	$1,405,558
Intersegment revenues	—	98,710	2,079	—	(100,789)	—
Total net revenues	1,250,568	188,355	67,388	36	(100,789)	1,405,558

Operating salaries and benefits	577,160	161,925	50,789	—	—	789,874
Self-insurance for workers’ compensation and general and professional liability insurance	40,480	1,918	1,043	202	—	43,643
Other operating costs	362,158	7,082	8,548	—	(100,789)	276,999
General and administrative expenses(1)	30,387	7,139	1,804	45,159	—	84,489
Provision for losses on accounts receivable	13,438	713	47	—	—	14,198
Segment operating income (loss)	$226,945	$9,578	$5,157	$(45,325)	$—	$196,355

Center rent expense	106,487	394	513	—	—	107,394
Depreciation and amortization	19,331	689	561	2,660	—	23,241
Interest, net	(69)	—	1	14,756	—	14,688
Net segment income (loss)	$101,196	$8,495	$4,082	$(62,741)	$—	$51,032

Identifiable segment assets	$384,576	$16,254	$20,039	$343,550	$20,881	$785,300
Goodwill	$31,071	$75	$4,533	$—	$—	$35,679
Segment capital expenditures	$27,309	$1,102	$136	$3,799	$—	$32,346

(1)         General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before center rent expense, depreciation and amortization, interest, restructuring costs, transaction costs, income tax expense and discontinued operations.

The term “net segment income (loss)” is defined as earnings before restructuring costs, transaction costs, income tax expense and discontinued operations.

Measurement of Segment Income

We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items. The following table reconciles net segment income to consolidated income before income taxes and discontinued operations (in thousands):

	For the Three Months Ended September 30,
	2012	2011
Net segment income	$8,144	$15,154
Transaction costs	1,034	—
Loss on sale of assets, net	189	809
Restructuring costs	—	2,426
Loss on asset impairment	—	317,091
Consolidated income (loss) before income taxes and discontinued operations	$6,921	$(305,172)

	For the Nine Months Ended September 30,
	2012	2011
Net segment income	$17,902	$51,032
Transaction costs	2,871	—
Loss on sale of assets, net	189	809
Restructuring costs	—	2,728
Loss on asset impairment	—	317,091
Consolidated income (loss) before income taxes and discontinued operations	$14,842	$(269,596)

(8)  Asset Impairment

GAAP requires that goodwill, intangible assets and other long-lived assets be evaluated for potential impairment when a triggering event occurs during an interim time period.  As a result of the CMS Final Rule, the prospective net decrease in Medicare reimbursement rates was 11.1%, after the application of the market basket increase of 2.7%, the productivity adjustment of (1.0)% and the parity adjustment of (12.6)%.  Additionally, the CMS Final Rule changed group therapy reimbursement and introduced new change-of-therapy provisions as patients move through their post-acute stay that further reduced our revenues from the Medicare program and increased our costs of providing such services.  We determined that the CMS Final Rule announcement constituted a triggering event in the three months ended September 30, 2011 for evaluating whether the recoverability of goodwill, intangible assets and other long-lived assets in the operating segments of our Inpatient Services reportable segment affected by the CMS Final Rule was impaired.

During the three months ended September 30, 2011, we recognized $317.1 million of non-cash loss on asset impairment for the healthcare facilities operating segments in our Inpatient Services reportable segment.  The non-cash charges consisted of $314.7 million of goodwill impairment and $2.4 million of asset impairment for intangible assets for favorable lease obligations.  During the three and nine months ended September 30, 2012, there were no triggering events for potential impairment and as such, there was no impairment charge.  The 2011 charges were determined in the following manner:

Finite-Lived Intangibles

Our finite-lived intangibles include tradenames and favorable lease obligations.

When evaluating the recoverability of tradenames, we considered projections of future profitability and undiscounted cash flows for the affected portions of the Inpatient Services operating segments as compared to the carrying value of the tradenames assets.  We determined that projected undiscounted cash flows were sufficient to recover the assets’ carrying value.  As a result, there was no impairment of tradenames during the three months ended September 30, 2011.

When evaluating the recoverability of favorable lease obligations, we considered projections of future profitability and undiscounted cash flows for the affected portions of the Inpatient Services operating segments as compared to the carrying value of the favorable lease obligation intangible assets.  We determined that projected undiscounted cash flows were not sufficient to recover the full carrying value of the assets and proceeded to determine a fair value of each asset.

We determined fair value based upon estimates of market rental values for the centers associated with the favorable lease intangibles using valuations techniques broadly accepted by the long-term care industry in which we operate.  We applied an industry average discount factor to the difference of this estimated market rental values to our contractually obligated lease payments over the remaining term of the leases, resulting in an appropriate estimate of fair value for the favorable lease intangible.  We determined that certain favorable lease obligations had fair values less than their carrying values and recognized the $2.4 million loss on asset impairment described above.

Indefinite-Lived Intangibles

Our indefinite-lived intangibles consist of certificates of need (“CON”) obtained through our acquisitions.  We evaluate the recoverability of our CON intangibles by comparing the assets’ respective carrying value to estimates of fair value. We determine the estimated fair value of these intangible assets through an estimate of incremental cash flows with the intangible assets versus cash flows without the intangible assets in place coupled with estimates of market pricing to determine the highest and best use for purposes of determining fair value.  The resulting fair values exceeded the assets’ carrying value and thus no impairment was recognized.

Long-Lived Assets

GAAP requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows associated with these assets are not sufficient to recover the assets’ carrying amounts.  In estimating the undiscounted projected cash flows for our impairment assessment, we primarily used our internally prepared projections and forecast information, including adjustments for the estimated impact of the CMS Final Rule.  We determined that undiscounted projected cash flows were sufficient to ensure recoverability of our long-lived assets.

Goodwill

GAAP requires that impairment be assessed for reporting units of the affected operating segments.  A reporting unit is a business for which discrete financial information is produced and reviewed by operating segment management and provides services that are distinct from the other components of the operating segment.  For our Inpatient Services reportable segment, the reporting units for our annual goodwill impairment analysis were determined to be at the operating segment level, which were the divisional operating levels.  The divisional operating levels of the Inpatient Services reportable segment include the northeast, southeast, central and west geographic divisions of SunBridge Healthcare Corporation (“SunBridge”) as well as the SolAmor Hospice Corporation (“SolAmor”) division and the Americare nutritional supplement division.

We determine potential impairment by comparing the net assets of each reporting unit to their respective fair values, which GAAP describes as Step 1 of goodwill impairment testing. We determine the estimated fair value of each reporting unit using a discounted projected cash flow analysis and other appropriate valuation methodologies.  In the event a unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit, which is referred to in GAAP as Step 2 of the impairment analysis. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  An impairment loss is measured by the difference between the goodwill’s carrying value and its implied fair value.

In estimating the projected cash flows for our impairment assessment, we primarily used our internally prepared projections and forecast information including adjustments for the estimated impact of the CMS Final Rule.  Other factors in the cash flow projections include anticipated funding from other payor sources such as Medicaid funding plus our plans to manage overhead costs, capital expenditures and patient care liability costs.

The discounted cash flow model utilizes five years of projected cash flows for each reporting unit. The projected financial results are created from critical assumptions and estimates based upon management’s business plan and historical trends while giving consideration to the overall economic environment. Determining fair value requires the exercise of significant judgments about appropriate discount rates, business growth rates, the amount and timing of expected future cash flows and market information relevant to our overall company value. In addition, to validate the reasonableness of our assumptions, we utilized our discounted cash flow model on a consolidated basis and compared the estimated fair value to our market capitalization as of September 30, 2011.  Key assumptions in the discounted cash flow model are as follows:

Business Growth Assumptions - In determining our projected Inpatient Services revenue growth rates for our discounted cash flow model, we focus on the two primary drivers: average daily census (“ADC”) and reimbursement rates, particularly those rates impacted by the CMS Final Rule. Key revenue inputs include historical ADC adjusted for known trends and current Medicare and Medicaid rates adjusted for anticipated changes. ADC trends have been reasonably constant within a narrow range and may be influenced over the long run by a number of factors, including demographic changes in the population we serve and our ability to deliver quality service in an attractive environment. Generally long term care reimbursement rates are set annually by the payor. To estimate these rates, we evaluate the current reimbursement climate and adjust historical trends where appropriate. Significant adverse rate changes in any one year would cause us to reevaluate our projected rates.  In recent years we have generated historical revenue growth of 1.4% to 6.2% annually.  Expenses generally vary with ADC and have historically grown by approximately 2.9% to 5.6% annually.  Labor is the largest component of our expenses.  We consider labor market trends and staffing needs for the projected ADC levels in determining labor growth rates to be used in our projections. The projected growth rates used in our discounted cash flow model took into account the potential adverse effects of the current economic downturn on our projected revenue and expenses.

Terminal Value EBITDAR Multiple - Consistent with commonly accepted valuation techniques, a terminal multiple for the final year’s projected results is applied to estimate our value in the final year of the analysis. That multiple is applied to the final year’s projected EBITDAR from continuing operations.

Discount Rate - Market conditions indicated that a discount rate of 10.5% was appropriate at September 30, 2011.  This discount rate is consistent with our overall market capitalization comparison. We consistently apply the same discount rate to the evaluation of each reporting unit.

The goodwill impairment analysis is subject to impact from uncertainties arising from such events as changes in economic or competitive conditions, the current general economic environment, material changes in Medicare and Medicaid reimbursement that could positively or negatively impact anticipated future operating conditions and cash flows, and the impact of strategic decisions.  The results of our interim 2011 impairment analysis showed that goodwill in each of reporting units tested was impaired.  Based on the analysis performed, we recognized a loss on impairment of $314.7 million for the three months ended September 30, 2011, which represents the full carrying value of goodwill for the SunBridge divisional operating segments of our Inpatient Services reportable segment.  The SolAmor division’s prospective Medicare reimbursement rates were not impacted by the CMS Final Rule and thus no interim 2011 impairment event arose for SolAmor and Americare.